  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1997
                                                    REGISTRATION NO. 333-5306-D
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                             OSMOTICS CORPORATION
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       DELAWARE                            2844                      84-1287070
(STATE OF INCORPORATION)       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
                                CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                                --------------

                         1125 17TH STREET, SUITE 2310
                            DENVER, COLORADO 80202
                                (303) 293-2087
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

                                --------------

                               STEVEN S. PORTER
                            CHIEF EXECUTIVE OFFICER
                             OSMOTICS CORPORATION
                         1125 17TH STREET, SUITE 2310
                            DENVER, COLORADO 80202
                                (303) 293-2087
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                --------------

                                  Copies to:

              C. KEVIN KELSO, ESQ.                      ALAN I. ANNEX, ESQ.
               MARK A. LEAHY, ESQ.                    ROBERT S. MATLIN, ESQ.
                MARK PORTER, ESQ.                   CAMHY KARLINSKY & STEIN LLP
               FENWICK & WEST LLP                    1740 BROADWAY, 16TH FLOOR
              TWO PALO ALTO SQUARE                   NEW YORK, NEW YORK 10019
           PALO ALTO, CALIFORNIA 94306                    (212) 977-6600
                 (415) 494-0600

                                --------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================
                                             PROPOSED        PROPOSED
                                             MAXIMUM          MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF     AMOUNT BEING OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED   PER SHARE(1)  OFFERING PRICE(1)     FEE
---------------------------------------------------------------------------------------
 Common Stock, par value
  $.001 per share(2)......    1,293,750       $8.50         $10,996,875       $3,333
---------------------------------------------------------------------------------------
 Representative's
  Warrants................     112,500        $.0001            $11            (3)
---------------------------------------------------------------------------------------
 Common Stock issuable upon
  exercise of
  Representative's
  Warrants(4).............     112,500        $10.20        $1,147,500         $348
---------------------------------------------------------------------------------------
   Total..................                                                  $3,681(5)
=======================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.
(2) Includes 168,750 shares of Common Stock issuable upon exercise of the Representative's Over-Allotment Option.
(3) No registration fee required pursuant to Rule 457 under the Securities
    Act.
(4) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.
(5) Previously paid.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, MARCH 3, 1997

                              [LOGO OF OSMOTICS]

                        1,125,000 SHARES OF COMMON STOCK
                                  -----------

  This Prospectus relates to the offering (the "Offering") of 1,125,000 shares (the "Shares") of common stock, $0.001 par value per share ("Common Stock"), by Osmotics Corporation (the "Company"). All of the Shares offered hereby are being sold by the Company.

  Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently estimated that the initial public offering price will be between $7.50 and $8.50 per Share. For information regarding the factors considered in determining the initial public offering price of the Shares, see "Risk Factors" and "Underwriting." The Company has applied to have the Shares included for quotation on the Nasdaq SmallCap Market under the symbol "OSMO" and listed on The Boston Stock Exchange under the symbol "OSX".

  See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price of the Shares.
                                  -----------

  THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE
                       6 AND "DILUTION" ON PAGE 18.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
           REPRESENTATION TO  THE CONTRARY IS  A CRIMINAL OFFENSE.

=============================================================================================================
                                             PRICE TO PUBLIC  UNDERWRITING DISCOUNT(1) PROCEEDS TO COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.................................       $                    $                       $
-------------------------------------------------------------------------------------------------------------
Total(3)..................................       $                    $                       $
=============================================================================================================

(1) Does not include additional compensation payable to National Securities Corporation, the representative (the "Representative") of the several underwriters (the "Underwriters"), in the form of a 3% non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2) Before deducting estimated expenses of $750,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 168,750 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                  -----------

  The Shares are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Shares offered hereby will be made against payment at the offices of National Securities Corporation, Seattle, Washington on or about
       , 1997.
                        NATIONAL SECURITIES CORPORATION

                   THE DATE OF THIS PROSPECTUS IS      , 1997

               [PICTURE OF ANTIOXIDANT SKIN CARE DERM PRODUCT]

Antioxidant Skin Care Derms transdermal cosmetic patches that deliver the antioxidant Vitamin C to the skin to help reduce the appearance of fine lines and wrinkles.

[OSMOTICS LOGO]

Other products sold under the Osmotics label include skin cleansers, hydrating facial mists, facial moisturizers and alpha hydroxy acid products.

                      [PICTURE OF OTHER COMPANY PRODUCTS]

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET, ON THE BOSTON STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The Shares offered hereby involve a high degree of risk. See "Risk Factors." Except where otherwise indicated, all share and per share data in this Prospectus (including data with respect to options and warrants to purchase shares of Common Stock) have been adjusted to reflect the reincorporation of the Company from Colorado to Delaware pursuant to a merger at an effective exchange ratio of one share of Common Stock of the Delaware corporation for each 2.2 shares of common stock of the Colorado corporation and associated changes in the Company's charter documents, to be effected before the closing of this Offering. See "Description of Capital Stock." In addition, unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Osmotics Corporation ("Osmotics" or the "Company") develops and markets cosmetic skin care products. The Company's current principal products are based on technology combining the Company's transdermal cosmetic delivery skin patches ("Patches") with a special formulation of ascorbic acid (vitamin C), an antioxidant. The products, which currently include the Osmotics label Antioxidant Skin Care Derms, the Spa-Sante Systeme C label Patch and The Wrinkle Patch, are intended to reduce the appearance of fine facial lines and wrinkles. The Patches are placed on targeted wrinkles on a person's face to saturate the skin with the antioxidant. Antioxidants contained in certain current skin care lotions, creams or oils are exposed to the atmosphere and lose their antioxidant effectiveness, if not absorbed into the skin within a relatively short time after application, estimated by the Company to be approximately 40 minutes. In contrast, the Company's vitamin C formulation is protected by the Patch from the atmosphere and, therefore, can be absorbed over the recommended 10 hour period of treatment. Further, Patches maintain the purity of the vitamin C formulation and deliver the formulation to specific problem areas of the skin. Drug and Cosmetic Industry Magazine honored the Antioxidant Skin Care Derms in its December 1995 issue in the cosmetic skin care treatment packaging category. The Company has filed a U. S. patent application relating to certain aspects of its Patches.

  One industry source has estimated that revenues in the United States skin care products market were approximately $5.12 billion in 1994, representing approximately 24.6% of total revenues in the United States personal care products market. The same source projected that revenues in the United States skin care products market would be approximately $6.46 billion in 1997 and approximately $9.31 billion in 2001, representing a compound annual growth rate from 1994 to 2001 of 8.9%. The Company believes that a portion of the estimated future growth in revenues will come from the sale of skin care products containing vitamin ingredients, such as the Company's vitamin C formulation. The Company believes that the reasons for this continued growth of sales in the skin care products market include fundamental changes now taking place in demographic (aging population) and environmental factors, which are stimulating the need for innovative, more effective skin care products. The U.S. Bureau of Census has estimated that between 1993 and 2020, the number of individuals age 45 and over in the United States will increase by 59%, while those under age 45 in the United States will increase by only 7%. Further, the first of the approximately 76 million "baby boomers" in the United States who were born between 1946 and 1960 turned 50 in 1996. The Company believes that the need for new skin care products will increase as the population ages because concern with the effects of aging on the skin increases with age.

  The Company's objectives are to be the leader in the marketing of skin care products that deliver antioxidants by means of skin patches, to remain the leader in that market segment and to expand its product line of other skin care products and compete in the cosmeceuticals market. The Company currently markets cleansers, moisturizers, alpha hydroxy acid and lipsticks in the upscale market under the Osmotics label product line, and skin creams and hydrating moisture sprays in The Wrinkle Patch label product line. The Company intends to develop and market additional product line extensions in the future.

  The Company first sold skin care products under the Osmotics label, including Antioxidant Skin Care Derms, in April 1995 to certain Saks Fifth Avenue stores. The Company commenced marketing its Spa-Sante label Patch in March 1996 through spas, beauty salons and estheticians, and commenced marketing The Wrinkle Patch in October 1995 through a direct sale catalog. The Company offers The Wrinkle Patch label products to several direct sale catalogs, through TV home shopping channels, through an infomercial and through the World Wide Web. The Company has also agreed to supply to a third party skin patches for inclusion in products to be sold by the third party under its own label in certain foreign markets. The Company may seek to have its products marketed under additional private labels.

  Outside the United States, the Company launched Osmotics label products, including Antioxidant Skin Care Derms, in the United Kingdom in May 1996 at six House of Fraser stores located throughout the United Kingdom. In the fall of 1996, the Company launched products in Paris, France at a Galeries Lafayette store and in Geneva, Switzerland at eight Pharmacies Principale stores. In January 1997, the Company launched products in France at Le Printemps, Samaritaine, Bon Marche and Perfumerie Sephora stores. In December 1996, the Company introduced products in Brazil and Ecuador. The Company expects to launch products in additional countries in Canada, South America, Europe and Asia during 1997.

  The predecessor entity to the Company was incorporated in Colorado in August 1993. Before the closing of this Offering, the Company intends to reincorporate in Delaware by merging into a newly formed corporation incorporated in Delaware in July 1996. The Company's principal executive offices are located at 1125 17th Street, Denver, Colorado 80202. Its telephone number is (303) 293-2087. In this Prospectus, the terms "Company" and "Osmotics" refer to the Company and its predecessors.

                                  RISK FACTORS

  The Shares offered hereby involve a high degree of risk. This Prospectus contains forward-looking statements, including those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds." These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, those discussed under "Risk Factors." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. See "Risk Factors."

                                  THE OFFERING

 Common Stock offered by the Company......... 1,125,000 shares

 Common Stock to be outstanding after this
  Offering................................... 2,603,299 shares(1)

 Use of proceeds............................. For repayment of indebtedness and general corporate purposes,
                                              including marketing and sales
                                              expenditures and working
                                              capital. See "Use of Proceeds."

 Proposed Nasdaq SmallCap Market symbol...... OSMO

 Proposed Boston Stock Exchange symbol....... OSX

--------
(1) Based upon shares issued and outstanding as of December 31, 1996. Does not include 272,000 shares of Common Stock issuable upon exercise of options outstanding as of December 31, 1996 granted to directors, officers, employees of, and consultants to, the Company, at a weighted average exercise price of $2.42 per share; (ii) 150,000 shares of Common Stock issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby; (iii) 200,000 additional shares of Common Stock reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan;
    (iv) 73,036 shares of Common Stock issuable upon exercise of other options and warrants outstanding as of December 31, 1996, at an exercise price of $1.10 per share; (v) an estimated approximately 118,750 shares of Common Stock issuable upon exercise of the Bridge Warrants at an exercise price of $0.022 per share; and (vi) 112,500 shares of Common Stock issuable upon exercise of the Representative's Warrants at an exercise price equal to 120% of the initial public offering price of the Shares offered hereby.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1995    1996
                                                                  -----  ------
STATEMENT OF OPERATIONS DATA:
  Total revenues................................................. $ 328  $1,255
  Loss from operations...........................................  (790) (1,401)
  Net loss.......................................................  (811) (1,842)
  Net loss per share(1)..........................................  (.68)  (1.27)
  Shares used in computing net loss per share(1)................. 1,187   1,446

                                                             DECEMBER 31, 1996
                                                             -------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(2)
                                                             ------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents................................. $   91    $6,290
  Current assets............................................    869     7,068
  Current liabilities.......................................  1,869       594
  Total assets..............................................  1,372     7,167
  Long-term debt, less current portion......................     39        39
  Total stockholders' equity (deficit)......................   (536)    6,534

--------
(1) For an explanation of the determination of the number of shares used in per share calculations, see Note 2 of Notes to the Company's financial statements appearing at the end of this Prospectus (the "Financial Statements").

(2) Adjusted to reflect the sale of 1,125,000 Shares by the Company hereby at an assumed initial public offering price per Share of $8.00, and after deducting the underwriting discounts and commissions and estimated offering expenses and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds."

                                ----------------

  The Osmotics(R) name logo and Antioxidant Skin Care Derms(R) are registered U.S. trademarks of the Company. The Company has U.S. trademark applications pending for AKA RED(TM), WRINKLE PATCH(TM), THE NIGHTIME MIRACLE(TM) and SYSTEME C(TM). All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                      NOTICE TO CALIFORNIA INVESTORS

  Each purchaser of Shares in California must meet one of the following suitability standards: (1) any person who (a) has a net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income of $65,000 or more, or (b) has a net worth (excluding home, furnishings and automobiles) of $500,000 or more; (2) any person who is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"); (3) any entity that is a bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension and profit sharing trust, corporation or other entity, which together with the corporation's or other entity's affiliates, has a net worth on a consolidated basis according to its most recent regularly prepared statements (which shall have been reviewed, but not necessarily audited, by outside accountants) of not less than $14,000,000 and subsidiaries of the foregoing; or (4) any person (other than a person formed for the sole purpose of purchasing the Shares being offered hereby) who purchases at least $1,000,000 aggregate amount of the Shares hereby offered.

                                 RISK FACTORS

  An investment in the Shares offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

  Limited Operating History; History of Operating Losses; Going Concern Opinion; Accumulated Deficit. The Company was organized in August 1993 and has only a limited operating history upon which evaluation of its prospects can be made. The Company has never been profitable and, at December 31, 1996, had a working capital deficit of approximately $1,000,000 and an accumulated deficit of approximately $2,733,000. In addition, the report of the Company's independent public accountants accompanying the Financial Statements notes that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern, absent completion of this Offering. The Company began shipping its first product, Antioxidant Skin Care Derms, in April 1995, and the Company's limited operating history makes the prediction of future operating results difficult. The Company does not believe that prior growth rates are necessarily indicative of future operating results. Future operating results will depend on many factors, including demand for the Company's products, the level of product and price competition, the Company's success in expanding the number of stores through which its products are sold and its other distribution channels, the ability of the Company to develop and market line extensions of its present products, the ability of the Company to control costs, general economic conditions and other factors. There can be no assurance that the Company will ever generate significant revenues or achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Product and Customer Concentration. Approximately 48% of the Company's revenues from its inception in August 1995 to December 31, 1996 have been derived from the sale of products to Saks Fifth Avenue stores located in the United States, and revenues from sales to Saks Fifth Avenue stores accounted for approximately 88% and 37% of the Company's revenues in 1995 and 1996, respectively. The Company and Saks Fifth Avenue have not entered into a written contract respecting the sale of products. Revenues from sales to Self Care catalog accounted for approximately 12% and 16% of the Company's revenues in 1995 and 1996, respectively. Further, revenues from sales to House of Fraser stores accounted for approximately 18% of the Company's revenues in 1996. There can be no assurance that any Saks Fifth Avenue or House of Fraser store or Self Care catalog will continue to purchase products from the Company.

  The Company currently expects that revenues attributable to Antioxidant Skin Care Derms and other Osmotics label products will account for a significant portion of the Company's revenues in 1997. As a result, the Company's future operating results are dependent upon market acceptance of these products in both domestic and international retail outlets. There can be no assurance that the Company's products will achieve market acceptance or that the Company will be successful in marketing its products. A decline in demand for, or market acceptance of, Antioxidant Skin Care Derms, as a result of competition or other factors, would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products."

  Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results have varied in the past and may in the future vary significantly, depending on factors such as the size and timing of customer orders, price and other competitive conditions in the cosmetics industry and the timing of new product announcements and releases by the Company and its competitors. The Company operates with little order backlog, and substantially all of its revenues in each quarter result from sales made in that quarter. Accordingly, revenues for any future quarter are difficult to predict. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

  The Company believes that demand by retail department stores located in the United States for cosmetic products, including those of the Company, is generally greatest during the fall season and lowest during the summer months. Since a large component of the Company's revenues are derived from sales to retail department stores, the Company may in the future experience such seasonality in its revenues. The Company intends to introduce additional products, sell its products through additional distribution channels and sell products in additional geographic regions. Each of these actions may have different seasonal trends and may affect overall seasonality of the Company's operating results. See "--Product and Customer Concentration" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management of Growth. The Company's recent, and anticipated future, growth has placed, and is expected to continue to place, a strain on the Company's administrative, financial and operational resources. The size of the Company's professional staff has increased from nine full-time employees at December 31, 1995 to 12 such employees at December 31, 1996. In addition, at December 31, 1995 and 1996, there were four and 11 persons, respectively, working in retail stores for whom the Company was responsible for all or a portion of their salary. Of those 11 persons, five were in the United States. The Company plans to hire additional employees in 1997, including a Controller and additional administrative, sales and marketing personnel. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If the Company is unable to manage growth effectively and new employees are unable to achieve adequate performance levels, the Company's business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Competition. The cosmetics, skin care and personal care business is highly competitive. Increased competition could result in price reductions, reduced transaction size, fewer customer orders and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company believes that the principal competitive factors affecting the cosmetics market include product uniqueness, product performance, the effectiveness of sales and marketing efforts and company reputation. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

  The Company believes that no other company is currently marketing products using skin patch technology to deliver antioxidants to a person's skin for cosmetic purposes, although certain products using gauze pads to deliver antioxidants are presently sold by certain of the Company's competitors. The Company believes that other products currently utilizing transdermal delivery systems are sold primarily in prescription pharmaceutical markets for other than cosmetic use. However, the FDA recently approved the marketing of a consumer product, without the need for a prescription, for transdermal delivery of nicotine using a patch. There can be no assurance that products using skin patch technology to deliver antioxidants to a person's skin for cosmetic purposes do not exist or are not under development by others.

  Certain skin creams, lotions and oils currently sold by cosmetics companies, including the Cellex-C brand antioxidant serum, compete with the Company's comparable products. Additionally, Avon Products markets a vitamin C formula under the brand name Anew, which Avon claims, among other things, minimizes the appearance of fine lines and wrinkles. Some of the Company's current, and many of the Company's potential, competitors have significantly greater financial, marketing, product development, testing and other resources than the Company and sell their products more widely than the Company. As a result, they may have the capacity to respond more quickly to changes in customer requirements or to devote greater resources to the development, testing, promotion and sale of their products than the Company. It is possible that new competitors may emerge and rapidly gain significant market share. Additionally, it is possible current or new competitors might introduce competitive products which also utilize skin patch technology or other technology that produces results similar or superior to the Company's Patches or which are sold at a lower price than the Company's products in similar distribution channels. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. See "Business--Competition."

  Changes in the Retail Industry. A significant portion of the Company's revenues to date have been derived from the sale of products to certain Saks Fifth Avenue stores located in the United States. The Company also sells products to other retailers located in the United States and other countries. The retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructurings or realign their affiliations, which could decrease the number of stores that sell the Company's products, increase the ownership concentration within the retail industry or change the way in which the Company markets products. While such changes in the retail industry to date have not had a material adverse effect on the Company's business, operating results or financial condition, there can be no assurance as to the future effect of any such changes. See "Business-- Sales and Marketing."

  Brand Loyalty of Consumers of Cosmetics. The Company believes that consumers of cosmetics products are increasingly less loyal to a particular brand name and, as a result, are less likely to purchase multiple types of products within a brand's product line unless those products satisfy specific needs of the consumers. The Company believes that this trend may have aided the Company's introduction of its Patches, but there can be no assurance that this trend will aid the Company in the introduction of products in the future. See "Business--Strategy."

  Protection of Intellectual Property. The Company currently relies primarily on a combination of trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its technology. The Osmotics name logo and Antioxidant Skin Care Derms are registered U.S. trademarks of the Company. The Company has U.S. trademark applications pending for AKA RED, WRINKLE PATCH, THE NIGHTIME MIRACLE and SYSTEME C. The United States Patent and Trademark Office (the "PTO") has rejected the Company's U.S. trademark application for Spa-Sante. The Company intends to challenge that rejection. The Company has trademark applications pending in Japan for OSMOTICS, Spa Sante, The Wrinkle Patch and SYSTEME C, in Korea for OSMOTICS and the Osmotics label, Spa Sante, The Wrinkle Patch and SYSTEME C, in the European Community for OSMOTICS and the Osmotics logo and in Ecuador for OSMOTICS. There can be no assurance that any of these marks for which registration applications are pending will be registered.

  The Company filed one United States patent application in 1994 and filed a continuation in part of that patent application in 1995. The PTO has rejected all claims in these applications, alleging that the claimed inventions were obvious. In response, the Company filed a continuation in part application in 1996, accumulating subject matter of both prior patent applications and addressing, among other things, the use of the Patches as a method to deliver antioxidants. The Company also has filed an application under an international treaty designating various foreign countries for which the Company preserved certain rights in the event it files patent applications in any of those countries. The Company also intends to file additional patent applications in the PTO on various features of its products in the future, if appropriate. However, there can be no assurance that any patents will issue in any country with respect to currently pending applications or any future patent applications.

  The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on the pending patent applications or any future patent application will exclude competitors or provide competitive advantages to the Company or that others will not claim rights in or ownership of the Company's rights which it regards as proprietary. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  Despite the Company's efforts to protect its rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products may prove to be difficult, and, while the Company is unable to determine the existence or amount of other products which now or in the future illegally duplicate the Company's products, such other products can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's rights which it regards as proprietary to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its rights will be adequate or that the Company's competitors will not independently develop similar products.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

  Dependence on Key Personnel. The Company's future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, operating results and financial condition, including its ability to attract employees. In particular, the loss of Steven S. Porter, the Company's President, Chief Executive Officer and Chairman of the Board, or Francine E. Porter, the Company's Executive Vice President and Treasurer, would have a material adverse effect on the Company's development and marketing efforts. The Company intends to obtain key man life insurance policies covering Steven Porter and Francine Porter at the closing of this Offering. See "Business-- Sales and Marketing" and "Business--Employees."

  Risks Associated with International Sales. Sales of the Company's products outside of the United States have represented an increasingly greater portion of total revenues. The Company intends to expand the sales of its products in Europe and South America and to launch the sales of its products in Asia, which efforts will require significant management attention and financial resources. The Company has committed and continues to commit resources to developing international sales. There can be no assurance that the Company's efforts to develop international sales will be successful, and the failure of such efforts could have a material adverse effect on the Company's business, operating results and financial condition. International sales are subject to a number of risks, including differing regulatory requirements which might require the Company, among other things, to modify the formulation and packaging of its products, unexpected changes in regulatory requirements, longer payment cycles, import and export restrictions and tariffs, shipping delays, difficulties in staffing and managing foreign operations, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations and political and economic instability. Additionally, the protection of intellectual property may be more difficult to enforce outside of the United States. In the event that the Company is successful in expanding its international operations, the imposition of exchange or price controls or other restrictions on foreign currencies could materially adversely affect the Company's business, operating results and financial condition. As the Company increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe. See "Business--Strategy" and "Business--Sales and Marketing."

  Suppliers; Manufacturing Limitations. The Company currently obtains ingredients, packaging and final formulations from several third party suppliers and has not entered into a written agreement with any such supplier. Although the Company believes that all ingredients are presently obtainable and has identified additional third parties that could also supply such ingredients, there can be no assurance that the Company will continue to be able to obtain such ingredients, packaging or formulations from third parties at all or in sufficient quantities and on terms and conditions acceptable to the Company. The Company relies on a different third party to manufacture raw products into finished products. The Company has entered into a written agreement respecting confidentiality, but not supply requirements or otherwise, with this manufacturer. The Company believes that if this manufacturer were unexpectedly to stop manufacturing raw products into finished products for the Company, there would be a temporary adverse effect on the Company's ability to produce products on a timely basis, but that one or more other third party manufacturers could be identified. The Company neither has nor plans to acquire the equipment and facilities necessary to manufacture its current and future products and is and will be dependent upon third party contract manufacturers for such production. There can be no assurance that the Company will continue to be able to obtain contract manufacturing on commercially acceptable terms for products in the quantities currently obtainable or that may be required in the future. Further, there can be no assurance that manufacturing or quality control problems will not arise at the manufacturing plant of the Company's present contract manufacturer. In addition, if the Food and Drug Administration (the "FDA") were to determine that any of the Company's cosmetic products, including products that contain active sunscreen ingredients and are labeled with a sun protection factor, are also drugs, those products would have to be manufactured in accordance with the FDA's current good manufacturing practice ("GMP") requirements for finished pharmaceuticals. The Company's present contract manufacturer produces the Company's finished products at a GMP manufacturing facility, but there can be no assurance of compliance or that, if the Company had to contract with a different third party manufacturer, the GMP requirements, if applicable, would be met. See "Business--Manufacturing."

  Government Regulation. The Company and its cosmetic products are subject to regulation by the FDA and the Federal Trade Commission (the "FTC") in the United States, as well as by various other federal, state and local authorities. Such regulation relates primarily to the ingredients, packaging, labeling, advertising and marketing of the Company's products. Cosmetics do not require premarket notification to, or premarket approval by, the FDA, but must be properly labeled and manufactured. Failure to comply with FDA requirements in such matters can result in severe civil and criminal penalties, including seizure of product, injunction against production, distribution, sales and marketing, and prosecution. The FTC oversees the advertising of cosmetic products, and prohibits false or misleading advertising. The FTC has a number of remedies available to it, including preliminary injunctive relief based on its mere "reason to believe" that an advertisement is false or misleading.

  If the FDA were to determine that any of the Company's products are new drugs (as well as or instead of cosmetics), the Company would not be able to market such products without obtaining FDA approval of new drug applications submitted by the Company or, alternatively in the case of certain over-the-counter ("OTC") drug products, without complying with an FDA OTC monograph setting out permissible ingredients and indications (claims), among other requirements. The approval process for new drugs is lengthy, expensive and uncertain. Securing FDA approvals requires the submission of extensive preclinical (laboratory and animal) and clinical safety and effectiveness data to the FDA, together with detailed manufacturing, labeling and other supporting information. Gathering the requisite data and preparing the requisite applications for marketing permits usually takes many years. The FDA review process of such applications typically is lengthy, and there could be no assurance as to when, if ever, the FDA approvals would be obtained. Such determinations by the FDA could, depending on the products affected, have a material adverse effect on the Company's business, operating results and financial condition and on the market price of the Common Stock. There can be no assurance that the Company's current or future products will not be regulated by the FDA as new drugs, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition or results of operations or on the market price of the Common Stock. See "Business--Government Regulation."

  Risk of Product Liability; Limited Product Liability Insurance. The testing, marketing and sale of cosmetic products entails an inherent risk of allegations of product liability, and there can be no assurance that substantial product liability claims will not be asserted against the Company. The Company has obtained limited amounts of insurance for product liability claims. However, there can be no assurance that the Company will be able to obtain or maintain insurance on acceptable terms for its development, testing and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities.

  Control by Existing Stockholders. Upon completion of this Offering, the directors, executive officers and principal stockholders of the Company and their affiliates will, in the aggregate, beneficially own approximately 42.6% of the Company's outstanding Common Stock (approximately 40.1% if the Underwriters' over-allotment option is exercised in full), including shares issuable upon exercise of outstanding options or warrants that are exercisable by such persons before March 2, 1997. As a result, these stockholders, acting together, will possess significant influence on stockholders of the Company, election of the Company's Board of Directors and the approval of significant corporate transactions. Such control could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal Stockholders."

  Future Additional Capital Requirements; No Assurance Future Capital Will be Available. The Company's capital requirements will depend on numerous factors, including the resources the Company devotes to the development, manufacture and marketing of its products, including the launch of new product lines or the launch of products into new distribution channels, both domestic and international; market acceptance and demand for its products; and other factors. While the timing and amount of such capital requirements cannot be predicted with accuracy, the Company believes that the net proceeds of this Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable as of December 31, 1996, and cash expected to be generated from operations, will provide adequate funding for the Company to hire additional personnel, launch new marketing and product development programs, and otherwise conduct its anticipated business activities through at least 12 months after the date of the closing of this Offering. Nevertheless, the Company may be required to raise additional funds through public or private debt or equity financings, collaborative relationships, bank facilities or other arrangements. There can be no assurance that the Company will not require additional funding sooner than expected or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Exercise of Warrants and Options. As of December 31, 1996, 272,000 shares of Common Stock were issuable upon exercise of outstanding employee, officer, director or consultant stock options at a weighted average exercise price of $2.42 per share and 73,036 shares of Common Stock were issuable upon exercises of other outstanding options and warrants (excluding the Bridge Warrants) at a weighted average exercise price of $1.10 per share. Further, upon the effective date of this Offering, (i) 150,000 shares of Common Stock will be issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby, (ii) 200,000 additional shares will be reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan, (iii) an estimated approximately 118,750 shares will be issuable upon exercise of the Bridge Warrants at an exercise price of $.022 per share and (iv) 112,500 shares will be issuable upon exercise of the Representative's Warrants at an exercise price equal to 120% of the initial public offering price of the Shares offered hereby. For the life of such options and warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon exercise of such options and warrants, with the resulting dilution in the interest of the Company's stockholders by reason of exercise of such options and warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of such options and warrants may be adversely affected. The holders of such options and warrants may be expected to exercise such options and warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on more favorable terms than those provided for by those options and warrants.

  Effect of Certain Charter Provisions and Agreements; Anti-Takeover Effects of Delaware Law. Upon completion of the Offering, the Company's Board of Directors will have the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Additionally, issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. Further, certain provisions of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares, and, as a consequence, they also may inhibit increases in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. In addition, Section 203 of the Delaware General Corporation Law (the "DGCL") restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock."

  As is permitted by the DGCL, the Company's charter documents provide that the Company will indemnify its directors and officers, and advance certain expenses to such persons in connection with certain legal proceedings, to the maximum extent permitted by the DGCL. The Company will also enter into indemnity agreements with each of its current directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See "Management--Indemnification of Directors and Executive Officers and Limitation of Liability."

  Limits on Secondary Trading; Possible Illiquidity of Trading Market. The Company has applied to have the Common Stock listed on the Nasdaq SmallCap Market and The Boston Stock Exchange (the "BSE"), which may be significantly less liquid markets than the Nasdaq National Market or other stock exchanges. There can be no assurance that these applications will be accepted and that Common Stock will be listed on the Nasdaq SmallCap Market or the BSE. If neither application is accepted, or even if accepted, if the Company should be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market and the BSE, then trading, if any, in the Common Stock would be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market or the BSE's listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. In addition, depending on several factors including the future market price of the Common Stock, the Common Stock could become subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities, which could affect the ability or willingness of broker-dealers to sell and/or make a market in the Common Stock and the ability of purchasers of the Common Stock to sell their shares in the secondary market.

  No Prior Public Market; Possible Volatility of Stock Price. Before this Offering, there has been no public market for the Common Stock, and there can be no assurance that any broker-dealer will act as a market maker for the Common Stock or that an active public market for the Common Stock will develop or be sustained after this Offering. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representative based upon a number of factors and may not be an indication of the market price of the Common Stock following this Offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The trading prices of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. In addition, the Company believes that the stock market has experienced volatility that has affected the market prices of equity securities of many cosmetics companies and that sometimes has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements providing that the holders of such shares will not directly or indirectly sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company until one year from the closing of this Offering without the prior written consent of the Representative.

 Based on shares issued and outstanding as of December 31, 1996, as a result of the foregoing lock-up agreements and securities law restrictions, 30,000 shares of Common Stock other than the 1,125,000 Shares offered hereby will be eligible for resale without restriction immediately after the effectiveness of this Offering pursuant to Rule 144 or Rule 144(k), 6,818 shares of Common Stock will be eligible for resale commencing in June 1997 pursuant to Rule 144, and approximately 1,441,481 additional shares of Common Stock will be eligible for resale, pursuant to either Rule 701 or Rule 144, beginning one year from the closing of this Offering. The Company also intends to register on a registration statement on Form S-8, following the effective date of this Offering, a total of 622,000 shares of Common Stock (assuming no exercise of options or warrants after December 31, 1996) subject to certain outstanding options or reserved for issuance under the Company's 1997 Equity Incentive Plan and 1997 Directors Stock Option Plan. Additional shares of Common Stock issuable upon the exercise of certain outstanding options and warrants will become eligible for public sale as a result of registration rights agreements with the Company or the Company otherwise agreeing to register such shares. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Representative's Warrants. At the closing of this Offering, the Company will sell to the Representative for nominal consideration the Representative's Warrants to purchase up to 112,500 shares of Common Stock. The Representative's Warrants will be exercisable for a period of four years commencing 12 months after the date of this Prospectus, at an exercise price equal to 120% of the initial public offering price per Share. As long as the Representative's Warrants or other outstanding warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative or other holders of outstanding warrants may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the warrants. Holders of the Representative's Warrants and holders of other warrants have certain registration rights with respect to shares of Common Stock underlying those warrants. See "Description of Capital Stock--Other Securities," "Description of Capital Stock--Registration Rights" and "Underwriting."

  Immediate and Substantial Dilution. Investors participating in this Offering will incur immediate, substantial dilution of $5.50 per share. To the extent options and warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

  Legal Proceedings. From October through December 1996, in additional closings of the Bridge Financing, the Company issued Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants to purchase an estimated approximately 31,250 shares of Common Stock. Such issuances may not have complied with all applicable requirements to satisfy exemptions from the registration or qualification requirements under securities laws of the United States and certain states in which those securities were issued. The Bridge Notes will, however, be repaid in full at the closing of this Offering, and to date no purchaser has made a claim for rescission or other remedies. As a result, the Company believes that even if such transactions were found to have violated federal or state securities laws, such violations would not have a material adverse effect on the Company's business, operating results or financial condition, although there can be no assurances that this would be the case.

  A dispute exists between the Company and a third party under an infomercial production and product management agreement concerning the Company's obligations under that agreement. The Company is also subject to various claims and business disputes in the ordinary course of business; however, the Company is unaware of any present claims or disputes which would have a material adverse effect on the Company's business, operating results or financial condition. See "Business--Legal Proceedings."

                                USE OF PROCEEDS

  The gross proceeds to the Company from the sale of 1,125,000 Shares offered by the Company hereby are estimated to be $9,000,000 ($10,350,000 if the Underwriters' over-allotment option is exercised in full). The net proceeds to the Company are estimated to be approximately $7,080,000 ($8,254,500 if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions of approximately $1,170,000 ($1,345,500 if the Underwriters' over-allotment option is exercised in full) and offering expenses of approximately $750,000. The Company currently expects to use the estimated net proceeds as follows:

                                                       APPROXIMATE  APPROXIMATE
                                                         DOLLAR    PERCENTAGE OF
             APPLICATION OF NET PROCEEDS                 AMOUNT    NET PROCEEDS
             ---------------------------               ----------- -------------
Repayment of outstanding debt(1)...................... $1,078,500      15.2%
Payment of outstanding consultants' fees(2)...........    121,000       1.7
Marketing and sales of the Company's products(3)......  3,800,000      53.7
Working capital and general corporate purposes........  2,080,500      29.4

--------
(1) The Company intends to apply these proceeds to repay approximately $950,000 payable under the notes issued in the Bridge Financing (which have interest rates ranging from 12% to 15% per annum), $107,500 payable under the notes issued in the 1995 Note Financing (which have an interest rate of 10.0% per annum) and $21,000 relating to an unsecured promissory note (which has an interest rate of 10.0% per annum). See "Capitalization--Recent Financing Transactions" and "Certain Transactions."

(2) The Company intends to apply these proceeds to pay certain outstanding consultants' fees, royalties and commissions.

(3) The Company intends to apply these proceeds to the marketing of the Company's products to upscale retail stores located in the United States, the anticipated launch of products in other countries and the pursuit of other marketing and sales opportunities. See "Business--Sales and Marketing."

  The foregoing represent estimates only, and the actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors. The Company may use a portion of the net proceeds to acquire businesses or companies complementary to the Company's business, although the Company currently has no specific plans or commitments to acquire any business or companies, from affiliates of the Company or any other party. The terms of any such acquisition from an affiliate of the Company will be no less favorable to the Company than could be obtained from unaffiliated third parties. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations and federally insured certificates of deposit.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any.

                                CAPITALIZATION

  The following table sets forth, as of December 31, 1996, (1) the actual capitalization of the Company, (2) the pro forma capitalization of the Company to reflect (a) the closing of $200,000 of additional Bridge Financing in January 1997 and (b) the reincorporation of the Company in Delaware and concurrent changes to the Company's authorized capital stock, and (3) further adjustment of the pro forma capitalization to give effect to the sale of 1,125,000 Shares offered hereby at an assumed initial public offering price of $8.00 per Share, after deducting underwriting discounts and commissions and other estimated expenses of this Offering.

                                                     DECEMBER 31, 1996
                                              ---------------------------------
                                              ACTUAL   PRO FORMA AS ADJUSTED(5)
                                              -------  --------- --------------
                                                       (IN THOUSANDS)
Notes and capital lease payable(1)(2)........ $   844   $   944     $    55
Stockholders' equity(3):
  Preferred stock, par value $.001 per share,
   no shares authorized actual, 10,000,000
   shares authorized pro forma and as
   adjusted, no shares issued or outstanding
   pro forma and as adjusted.................
  Common stock, no par value actual, par
   value $.001 per share pro forma and as
   adjusted:
    Authorized shares--6,000,000 actual,
     15,000,000 pro forma and as adjusted....
    Issued and outstanding shares--1,478,299,
     1,478,299 and 2,676,335,
     respectively(4)(5)......................   1,816         1           3
  Additional paid-in capital(6)..............      --     1,815       8,979
  Warrants(1)(5).............................     381       481         475
  Accumulated deficit........................  (2,733)   (2,733)     (2,923)
                                              -------   -------     -------
  Total stockholders' equity (deficit).......    (536)     (436)      6,534
                                              -------   -------     -------
      Total capitalization................... $   308   $   508     $ 6,589
                                              =======   =======     =======

--------
(1) The Bridge Financing (see "--Recent Financing Transactions") is accounted for as a borrowing and a sale of equity securities (the Bridge Warrants). The $950,000 gross proceeds of the Bridge Financing (including the $200,000 received in January 1997) is allocated between the Bridge Notes and the Bridge Warrants based on their relative fair values at the date of issuance. The Bridge Warrants are exercisable at a nominal amount of $.022 per share. Consequently, their fair value was deemed to be $950,000, the fair value of the Common Stock issuable upon exercise of the Bridge Warrants. The estimated fair value of the Bridge Notes is also $950,000, which is their principal amount and which will be repaid upon closing of this Offering. The Bridge Warrants are reflected above at a discounted amount of $475,000. The Bridge Notes issued during 1996 were initially recorded at a discounted amount of $375,000 (principal amount of $750,000, less discount of $375,000). At December 31, 1996, those Bridge Notes are reflected in the balance sheet at $660,000 ($750,000, less unamortized discount of $90,000). The pro forma amounts also include the additional $200,000 of proceeds received in January 1997, allocated $100,000 to additional Bridge Warrants and $100,000 to the discounted value of the additional Bridge Notes. Unamortized discount at December 31, 1996, of $90,000 and additional discount for Bridge Notes issued in January 1997 of $100,000, are shown in the As Adjusted amounts as an increase to the accumulated deficit.

(2) Loans to the Company (excluding the Bridge Notes) in the aggregate principal amount of $128,500 outstanding at December 31, 1996, are also due upon closing of this Offering.

(3) Before closing of this Offering, the Company will reincorporate in Delaware and change its authorized capital to consist of 15,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

(4) Based upon shares issued and outstanding as of December 31, 1996. Does not include 272,000 shares of Common Stock issuable upon exercise of options outstanding as of December 31, 1996 granted to directors, officers, employees of, and consultants to, the Company, at a weighted average exercise price of $2.42 per share; (ii) 150,000 shares of Common Stock issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby; (iii) 200,000 additional shares of Common Stock reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan;
   (iv) 73,036 shares of Common Stock issuable upon exercise of other options and warrants outstanding as of December 31, 1996, at an exercise price of $1.10 per share; (v) an estimated approximately 118,750 shares of Common Stock issuable upon exercise of the Bridge Warrants at an exercise price of $0.022 per share; and (vi) 112,500 shares of Common Stock issuable upon exercise of the Representative's Warrants at an exercise price equal to 120% of the initial public offering price of the Shares offered hereby.

(5) Options (which are included as "Warrants" in the above table) to purchase 73,036 shares of Common Stock, issued by the Company in connection with certain loans to the Company, are exercisable only through the effective date of an initial public offering. Because the exercise price of $1.10 per share under such options are significantly less than the estimated initial public offering price of the Shares offered hereby, it is assumed for the As Adjusted calculations that all such options will be exercised for aggregate net proceeds to the Company of $80,344. However, the holders of such options may allow any or all of the options to expire without exercise.

(6) The As Adjusted calculations are net of underwriting discounts and commissions and other estimated expenses of this Offering in the aggregate of $1,920,000.

RECENT FINANCING TRANSACTIONS

  Common Stock Private Placements. From May 1, 1996 to June 30, 1996, the Company sold a total of approximately 121,106 shares of Common Stock in a private placement transaction to a limited number of investors at a price of $4.40 per share. Such sales were made in reliance on Section 4(2) of the Securities Act. See "Description of Capital Stock."

  In November and December 1996, the Company sold a total of 70,000 shares of Common Stock in a private placement transaction to two investors at $5.94 per share. Such sales were made in reliance on Regulation S of the Securities Act. In connection with such sales, the Company paid placement fees to the Representative of $49,897 and the net proceeds from such sales were $365,903.

  Bridge Financing Transaction. In a July 1996 private placement, the Company issued $500,000 principal amount of 12% nonconvertible promissory notes (the "Bridge Notes") and warrants (the "Bridge Warrants") to acquire shares (the "Bridge Shares") of Common Stock to a small number of sophisticated investors (the "Bridge Investors"). The exercise price of the Bridge Warrant issued to each Bridge Investor is $0.022 per Bridge Share. Net proceeds were approximately $427,500. In additional closings ("Additional Closings") of the Bridge Financing from October through December 1996, the Company issued additional Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants. The Bridge Warrants issued in the Additional Closings are not exercisable until one year following the effective date of this Offering. Net proceeds from such Additional Closings was approximately $250,000. In January 1997, the Company issued additional Bridge Notes in the aggregate principal amount of $200,000 and additional Bridge Warrants, in reliance on Regulation S of the Securities Act. The Bridge Warrants entitle the holders to acquire a number of Bridge Shares equal to the principal amount of the holder's Bridge Note ($950,000 in the aggregate) divided by the initial public offering price of one Share. If this Offering is not consummated before one year following the date of issuance of a Bridge Warrant, then that Bridge Warrant will entitle the holder to acquire a number of Bridge Shares equal to the principal amount of the holder's Bridge Note divided by $4.40 per share. Interest on the outstanding principal balance of each Bridge Note accrues at a rate of 12% per annum until six months following its issuance and 15% per annum thereafter until maturity. Principal and interest under each Bridge Note is due in four equal quarterly installments beginning nine months following its issuance, unless an initial public offering becomes effective before that date, at which time principal will be due five business days after the Company receives funds from such an offering. If the Company defaults in the payment of any of these installments, then holders of approximately 884,074 shares of Common Stock have agreed to vote their shares in favor of the directors designated by a representative of the Bridge Investors, and the Company has agreed in certain circumstances to cause additional shares to become subject to the voting agreement so that the representative of the Bridge Investors can elect a majority of the directors of the Company. The Bridge Notes are secured by a security interest, granted to a representative of the Bridge Investors, in substantially all of the assets of the Company, including its intellectual property. The rights of the Bridge Investors in the collateral, and the procedures governing the Bridge Investors' rights to act with respect to the collateral, are governed by a security agreement. Upon repayment of the Bridge Notes following the closing of this Offering or otherwise at maturity or prepayment, the collateral will be released in full.

  The Company intends to repay the Bridge Notes out of a portion of the net proceeds of this Offering. See "Use of Proceeds." As a result, after the closing of this Offering no Bridge Notes will remain outstanding. The Company has the option to prepay the Bridge Notes at any time upon notice to the holders.

  The Company has agreed to file a registration statement no later than nine months after the effectiveness of this Offering registering the resale of the Bridge Shares, and the Bridge Investors have certain additional piggyback registration rights. See "Description of Capital Stock--Registration Rights."

  The Bridge Warrants issued in the Bridge Financing have been valued at issuance for financial statement purposes at their estimated relative fair market value, and this amount will represent a discount from the principal amount of the Bridge Notes. The amount of the discount is being amortized to interest expense over the contractual maturity of the Bridge Notes.

  In connection with the Bridge Financing and all Additional Closings thereunder, the Company paid placement fees and legal fees to third parties of a total of $72,500.

  The transactions described above in which Bridge Notes and Bridge Warrants were issued are referred to in this Prospectus as the "Bridge Financing."

                                   DILUTION

  The net negative tangible book value of the Company as of December 31, 1996 was approximately $(956,000) or $(0.65) per share of Common Stock. Net tangible book value per share is determined by dividing the amount of total tangible assets of the Company less total liabilities by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the 1,125,000 Shares offered by the Company hereby (at an assumed initial public offering price of $8.00 per Share and after deducting the estimated underwriting discounts and commissions and offering expenses), the adjusted net tangible book value of the Company as of December 31, 1996 would have been approximately $6,521,000 or $2.50 per share. This represents an immediate increase in net tangible book value of $3.15 per share to existing stockholders and an immediate dilution of $5.50 per share to new investors purchasing Shares at the initial public offering price. The following table illustrates the per share dilution.

Assumed initial public offering price per share...................        $8.00
                                                                          -----
  Net tangible book value per share at December 31, 1996.......... $(.65)
                                                                   -----
  Increase in net tangible book value per share attributable to new investors..................................................  3.15
                                                                   -----
Pro forma net tangible book value per share after this Offering...         2.50
                                                                          -----
Net tangible book value dilution per share to new investors.......        $5.50
                                                                          =====

  The following table summarizes, on a pro forma basis as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing Shares in this Offering (before deduction of estimated underwriting discounts and commissions and offering expenses), based upon an assumed initial public offering price of $8.00 per Share:

                           SHARES PURCHASED  TOTAL CONSIDERATION
                           ----------------- -------------------     AVERAGE
                            NUMBER   PERCENT   AMOUNT    PERCENT PRICE PER SHARE
                           --------- ------- ----------- ------- ---------------
Existing stockholders..... 1,478,299   56.8% $ 1,986,186   18.1%      $1.34
New investors............. 1,125,000   43.2    9,000,000   81.9        8.00
                           ---------  -----  -----------  -----
  Totals.................. 2,603,299  100.0% $10,986,186  100.0%
                           =========  =====  ===========  =====

  The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of outstanding stock options and warrants. As a consequence, the foregoing table does not include (i) 345,036 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of December 31, 1996, at a weighted average exercise price of $2.14 per share;
(ii) 150,000 shares of Common Stock issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the shares offered hereby; (iii) 200,000 additional shares of Common Stock reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan; (iv) an estimated approximately 118,750 shares of Common Stock issuable upon exercise of the Bridge Warrants, at an exercise price of $0.022 per share and (v) 112,500 shares of Common Stock issuable upon exercise of the Representative's Warrants at an exercise price equal to 120% of the initial public offering price of the Shares offered hereby. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data at December 31, 1995 and 1996, are derived from and qualified by reference to the Financial Statements included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 YEAR ENDED
                                                                DECEMBER  31,
                                                                --------------
                                                                1995    1996
                                                                -----  -------
                                                                (IN THOUSANDS,
                                                                  EXCEPT PER
                                                                  SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................... $ 328  $ 1,255
  Cost of products sold........................................   160      435
                                                                -----  -------
    Gross profit...............................................   168      820
  Operating expenses:
    General and administrative.................................   293      542
    Selling and marketing......................................   600    1,588
    Product management.........................................    66       91
                                                                -----  -------
  Loss from operations.........................................  (791)  (1,401)
  Other income (expenses):
    Interest expense...........................................   (20)    (443)
    Other income...............................................   --         2
                                                                -----  -------
  Net loss..................................................... $(811) $(1,842)
                                                                =====  =======

                                                            DECEMBER 31,
                                                           ---------------
                                                            1995    1996
                                                           ------  -------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash.................................................... $  37   $    91
  Current assets..........................................   280       869
  Current liabilities.....................................   558     1,869
  Total assets............................................   291     1,372
  Notes payable and capital leases........................   200       844
  Accumulated deficit.....................................  (890)   (2,733)
  Total stockholders' deficit.............................  (273)     (536)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors."

GENERAL

  The Company was formed in August 1993 for the purpose of developing and marketing cosmetic skin care products, including its Patches. The Company will reincorporate in Delaware before the closing of this Offering.

  The Company has never been profitable and, at December 31, 1996, had a working capital deficit of $999,973 and an accumulated deficit of $2,732,654. The Company began shipping its first product, Antioxidant Skin Care Derms, in April 1995, and the Company's limited operating history makes the prediction of future operating results difficult. The Company does not believe that prior growth rates are necessarily indicative of future operating results. Future operating results will depend on many factors, including demand for the Company's products, the level of product and price competition, the Company's success in expanding the number of stores through which its products are sold and its other distribution channels, the ability of the Company to develop and market line extensions of its present products, the ability of the Company to control costs, general economic conditions and other factors. See "Risk Factors--Limited Operating History; History of Operating Losses; Going Concern Opinion; Accumulated Deficit."

  Approximately 48% of the Company's revenues from initial shipments in April 1995 to December 31, 1996 have been derived from the sale of products to Saks Fifth Avenue stores located in the United States, and revenues from sales to Saks Fifth Avenue stores accounted for approximately 37% of the Company's revenues for 1996. Revenues from sales to Self Care catalog accounted for approximately 12% and 16% of revenues in 1995 and 1996, respectively. In 1996 total catalog sales amounted to 21% of total Company revenues. Further, revenues from sales to House of Fraser, United Kingdom accounted for approximately 18% of the Company's revenues in 1996. Total foreign sales accounted for 32% of the Company's revenues in 1996. The Company currently expects that revenues attributable to Antioxidant Skin Care Derms and other Osmotics label products will account for a significant portion of the Company's revenues in 1997. As a result, the Company's future operating results are dependent upon market acceptance of these products in both domestic and international retail outlets. There can be no assurance that the Company's products will achieve market acceptance or that the Company will be successful in marketing its products. A decline in demand for, or market acceptance of, Antioxidant Skin Care Derms, as a result of competition or other factors, would have a material adverse effect on the Company's business, operating results and financial condition. However, the Company began marketing products under the Wrinkle Patch label in October 1995 and began marketing the Spa-Sante label Patch in March 1996. Sales from these products accounted for approximately 26% of the Company's revenues for 1996. In 1995, revenues from sales of The Wrinkle Patch accounted for approximately 12% of total revenues. The Company expects that the ratio of revenues from sales to Saks Fifth Avenue stores to its total revenues will continue to decrease. See "Risk Factors--Product and Customer Concentration" and "Business--Strategy."

  The cosmetics, skin care and personal care business is highly competitive. Increased competition could result in price reductions, reduced transaction size, fewer customer orders and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Competition."

RESULTS OF OPERATIONS

 Years ended December 31, 1995 and 1996

  Revenues. Total revenues for 1996 were $1,254,800, compared with $328,465 for 1995. A major component of the increase was an increase in the volume of domestic retail sales of Osmotics label products.

These revenues increased even though the Company engaged in only limited advertising during 1996. The Company also benefited from greater market awareness of the Company's products, stimulated in part by non-Company sponsored articles in television and print media about the Company's products. Another major component of the increase in revenues was revenues from sales of new products, primarily The Wrinkle Patch and, to a lesser extent, Spa Sante label products. Revenues from international sales also contributed to the increase in 1996 compared to 1995. The Company did not have any revenues from international sales in 1995.

  Cost of Products Sold. Cost of products sold were $435,201 for 1996 compared to $160,000 for 1995. The increase was due primarily to the increase in volume of sales. Cost of products sold as a percentage of revenues was 34.7% for 1996 compared to 48.7% for 1995, due to the costs not increasing proportionately with higher volume of sales. The Company expects that the dollar amount of costs of products sold will increase with increases in product sales; however, there can be no assurance that margins with respect to increased sales will continue at the levels experienced to date. Margins will vary with the mix of products sold, unit sales prices, and actual material and manufacturing costs negotiated with vendors.

  Production Management. While the Company's products are manufactured by third parties, the Company is responsible for purchasing and procurement of inventory, arranging for product storage and coordination of shipments to customers. Primary components of production management include expenses relating to wages and salaries of the Company's personnel engaged in operating activities, payroll related costs, and travel. Production management expenses were $90,889 for 1996 compared to $66,059 for 1995. The increase was primarily due to increase in salary and salary-related items.

  Selling and Marketing. Selling and marketing expenses were $1,587,765 for 1996 compared to $600,087 for 1995. Major selling and marketing expenses include, among other things, development expenses relating to the Company's products, salaries, fringe benefits, public relations, advertising, trade shows and travel costs. The increase was primarily due to increase in personnel, accelerated travel requirements, promotional and advertising efforts, including attendance at trade shows, to introduce the Company's products, and greater sample costs. Selling and marketing expenses are expected to increase significantly after this Offering as a result of increased marketing efforts, both domestic and international, increased salaries and hiring of personnel, advertising and promotion and new product introductions and are expected to initially increase substantially as a percentage of the Company's revenues until sales volume increases, if any, are achieved.

  General and Administrative. General and administrative costs were $541,600 for 1996 compared to $292,742 for 1995. The increase was primarily due to increased expenses in the areas of salaries and salary related costs of personnel engaged in administrative functions, accounting and general services and costs such as rent, insurance, telephone, legal, postage, depreciation and financing expenses.

  The Company's operating expenses are expected to increase significantly as the result of anticipated increases in marketing efforts in the United States and internationally, introduction of the Company's products in a larger number of stores and through a greater number of channels, increases in personnel costs associated with the anticipated expansion in the Company's business and new costs related to being a public company (including directors and officers liability insurance and increased professional fees).

  Interest. Interest expenses increased to $443,480 for 1996 from $20,285 for 1995 primarily because of interest relating to promissory notes executed in 1994 and 1995, and amortization of the discount related to the Bridge Notes.

  As a result of the issuance of the Bridge Notes and Bridge Warrants, for financial statement purposes the estimated fair market value of the Bridge Warrants will represent a discount from the principal amount of the Bridge Notes. The amount of the discount has been amortized to interest expense over the contractual maturity of the Bridge Notes. Consequently, because the Bridge Notes will be repaid out of a portion of the net proceeds of this Offering, the Company will expense any remaining unamortized discount in the quarter in which this Offering is consummated. The amount of such expense, which will be a one-time charge, is expected to be approximately $190,000 and will cause the Company's reported net income for such quarter to be significantly lower (or reported net loss to be significantly higher) than it otherwise would be.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception in August 1993, the Company has financed its activities through the issuance of debt instruments and equity in private placement transactions and, to a lesser degree, from sales of products, which commenced in April 1995. From inception to December 31, 1996, the Company had received approximately $2,961,000 from debt and equity transactions, while sales in the same period were approximately $1,583,000. At December 31, 1996, the Company had approximately $91,000 in cash.

  Cash used in the Company's operations was $1,667,690 in 1996 compared to $ 735,081 in 1995. The increase in cash used in the Company's operations was primarily due to expansion of the Company's organization and increased sales. The Company did not have any material capital expenditures for 1995. Capital expenditures for 1996 consisted primarily of furniture and fixtures and computer equipment, which together totaled approximately $93,000.

  From inception through December 31, 1996, the Company reported losses of $2,732,654. At December 31, 1996 the Company had a working capital deficit of $999,973. In the absence of this Offering, the Company needs additional funding to continue its operations through the remainder of 1997. Consequently, there is substantial doubt as to the ability of the Company to continue as a going concern. The Company's financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. If this Offering is delayed or suspended, other financing sources will be needed. The Company has no credit facility with a bank or other financial institution and no in-place source of capital. The Company intends to use a portion of the net proceeds of this Offering to repay the Bridge Notes and other outstanding indebtedness. See "Use of Proceeds." While the timing and amount of cash requirements cannot be predicted with certainty, the Company believes that the net proceeds from this Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable as of December 31, 1996, and cash expected to be generated from operations, will provide adequate funding for the Company to hire additional personnel, launch new marketing and product development programs, and otherwise conduct its business activities through at least 12 months from the effective date of this Offering. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the Company's success in increasing sales of existing products and introducing new products, expanding the channels through which the Company's products are sold, and operational cost controls. In general, however, the Company's cash requirements are expected to increase significantly over the next several years to meet new product development and implementation programs, and to fund anticipated marketing and sale activities associated with expanded domestic and international opportunities. The Company may be required to raise additional funds through public or private debt or equity financing, collaborative relationships, bank facilities or other arrangements. There can be no assurance that the Company will not require additional funding sooner or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Risk Factors--Future Additional Capital Requirements; No Assurance Future Capital Will be Available."

  At December 31, 1996, the Company had net operating loss carryforwards
(NOLs) for federal tax purposes of approximately $2,200,000. The Company's ability to use these NOLs to offset future taxable income may be subject to future restrictions under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

                                   BUSINESS

  The Company develops and markets cosmetic skin care products. The Company's current principal products are based on technology combining Patches with a special formulation of ascorbic acid (vitamin C), an antioxidant. The products, which currently include the Osmotics label Antioxidant Skin Care Derms, the Spa-Sante label Systeme C Patch and The Wrinkle Patch, are intended to reduce the appearance of fine facial lines and wrinkles. The Patches are placed on targeted wrinkles on a person's face to saturate the skin with the antioxidant. Antioxidants contained in certain current skin care lotions, creams or oils are exposed to the atmosphere and lose their antioxidant effectiveness, if not absorbed into the skin within a relatively short time after application, estimated by the Company to be approximately 40 minutes. In contrast, the Company's vitamin C formulation is protected by the Patch from the atmosphere and, therefore, can be absorbed over the recommended 10 hour period of treatment. Further, Patches maintain the purity of the vitamin C formulation and deliver the formulation to specific problem areas of the skin. Drug and Cosmetic Industry Magazine honored the Antioxidant Skin Care Derms in its December 1995 issue in the cosmetic skin care treatment packaging category. The Company has filed a U.S. patent application relating to certain aspects of its Patches.

  The Company believes that the skin care segment of the cosmetics market is large and growing. One industry source has estimated that revenues in the United States skin care products market were approximately $5.12 billion in 1994, representing approximately 24.6% of total revenues in the United States personal care products market. The same source projected that revenues in the United States skin care products market would be approximately $6.46 billion in 1997 and approximately $9.31 billion in 2001, representing a compound annual growth rate from 1994 to 2001 of 8.9%. The Company believes that a significant portion of recent past growth in revenues has come from the proliferation of alpha hydroxy acid ("AHA") products, which are not antioxidants. The Company believes that a portion of the future growth in revenues projected by the industry source will come from the sale of skin care products containing vitamin ingredients, such as the Company's vitamin C formulation. In the markets in which the Company intends to compete, the Company believes that the United States market typically comprises a significant portion of the overall worldwide market.

  The Company believes that the reasons for this continued growth of sales in the skin care products market include fundamental changes now taking place in demographic (aging population) and environmental factors, which are stimulating the need for innovative, more effective skin care products. The U.S. Bureau of Census has estimated that between 1993 and 2020, the number of individuals age 45 and over in the United States will increase by 59%, while those under age 45 in the United States will increase by only 7%. Furthermore, the first of the approximately 76 million "baby boomers" in the United States who were born between 1946 and 1960 turned 50 in 1996. The Company believes that the need for new skin care products will increase as the population ages because concern with the effects of aging on the skin increases with age.

BACKGROUND

  Skin wrinkles are caused by, among other things, free radicals. A free radical is an unstable oxygen molecule seeking, at the molecular level, to pair up with an electron. Free radicals can be created in the atmosphere by the exposure of oxygen to sunlight and pollution. Free radicals can also be created within a person's skin by natural metabolic processes. A free radical from the atmosphere can penetrate the top layer of a person's skin, called the lipid layer, and combine with a molecule in the next layer of skin which supports the lipid layer, called the collagen, thereby damaging the collagen. The collagen is weakened over time by this process, causing the lipid layer to lose its support and the skin to become more wrinkled. Antioxidants are molecules which can combine with and, as a result, neutralize free radicals. Antioxidants which are absorbed into a person's skin can thereby neutralize free radicals and reduce the appearance of fine lines and wrinkles in the skin.

  When exposed to the atmosphere, antioxidants can combine with free radicals in the atmosphere and lose their beneficial effect, or bioavailability, on the skin. Antioxidants contained in certain current skin care lotions, creams or oils are exposed to the atmosphere and as a result lose their bioavailability, if not absorbed into the skin within a relatively short time after application, estimated by the Company to be approximately 40 minutes.

SOLUTION

  The Company's current principal products, Antioxidant Skin Care Derms, the Spa-Sante label Patch and The Wrinkle Patch, combine transdermal cosmetic delivery skin patches ("Patches") with a special formulation of ascorbic acid (vitamin C), an antioxidant. The Patches are placed on targeted skin wrinkles to saturate the skin with the antioxidant. The vitamin C formulation, upon absorption into a person's skin, can neutralize damaging free radicals and, therefore, reduce the appearance of fine lines and wrinkles in the skin.

  Vitamin C is an unstable compound and loses bioavailability if exposed in solution form to the atmosphere. However, in powder form, vitamin C maintains bioavailability for up to five years. The Company's Patches store the vitamin C formulation in powder form, thereby extending its bioavailability. The vitamin C formulation is suspended in the raw polymer base of the Patches through a fabrication process that creates a porous matrix effect (a lattice work of interconnecting bonds) within the resulting Patch material. The vitamin C formulation mixes with the moisture of a person's skin and is absorbed into the skin. The vitamin C formulation is protected by the Patch from the atmosphere and, therefore, can be absorbed over the recommended 10 hour period of treatment. The Company recommends that each Patch be discarded after a single use and that a Patch be applied to the target area of skin three times a week.

  Skin patches sold by certain companies to deliver nicotine, estrogen or nitroglycerin can sometimes cause skin irritation from the penetration enhancers which they contain as well as from both the compounds in their adhesives and the strength of the adhesives (which can sometimes cause irritation when the patch is removed from the skin). However, the Company's Patches cause little skin irritation because they use lighter adhesives and do not contain penetration enhancers. Additionally, the Company provides an oil based formulation to aid in the removal of its Patches.

STRATEGY

  The Company's objectives are to be the leader in the marketing of skin care products that deliver antioxidants by means of skin patches, to remain the leader in that market segment and to expand its product line of other skin care products and compete in the cosmeceuticals market. The key elements of the Company's strategy to achieve this objective are as follows:

  Initial Product Launch into the Upscale Retail Market. The Company initially developed a product line, marketed under the Osmotics label, for the upscale retail market consisting of several products, including the Antioxidant Skin Care Derms. These products were initially launched into the upscale retail market in order to derive the credibility and prestige for the Osmotics brand customarily associated with success in that market. Antioxidant Skin Care Derms were introduced in April 1995 exclusively at certain Saks Fifth Avenue stores located in the United States. Saks Fifth Avenue provided support for the launch of this product. Introduction of the Company's products into the upscale market has been accompanied by positive media exposure in fashion magazines and newspapers, such as Elle, Self and Allure, from national and international beauty editors, who generally write about prestige market brands.

  Broader Channels of Distribution and Sales. The Company's strategy also includes marketing and selling products through a broader number of retail channels. The Company markets the Spa-Sante and The Wrinkle Patch labels to the broader retail market, but through different channels. The Spa-Sante label Patch is marketed to spas, beauty salons and estheticians and was introduced at the International Beauty Show in New York City, a large industry trade show, in March 1996. The Wrinkle Patch was first offered in October 1995 in Self Care catalog. The Company offers The Wrinkle Patch label products to several direct sale catalogs, through TV home shopping channels, through an infomercial, and through the World Wide Web. The Company also has entered in an agreement with a third party for private label sales by the third party, and is pursuing opportunities to enter agreements with other third parties for private label sales. The Company anticipates that it may ultimately sell a larger volume of products through these channels than through the upscale retail market, and that at some future date a greater portion of its total revenues may be comprised of sales of products through these channels compared to sales of products to the upscale retail market.

  Product Line Extensions. The Company believes that, if and as consumer awareness of its products using Patches increases, consumers may be more likely to try other related products sold by the Company. The Company currently markets several products as part of its different product lines. See "--Products." The Company expects to develop and market additional line extensions for all its various labels in the future, which might include, among others, (1) products using Patches to deliver stronger or different antioxidants than delivered by the Company's present products, (2) products using Patches to deliver antioxidants to different parts of a person's body,
(3) products used to pre-treat the areas of skin to which Patches are to be applied, which, the Company believes, will enhance the effect of the antioxidants contained in the Patch and (4) hair and body products.

  The Company believes that consumers of cosmetics products are increasingly less loyal to a particular brand name and, as a result, are less likely to purchase multiple types of products within a brand's product line unless those products satisfy specific needs of the consumers. The Company believes that this trend may have aided the Company's introduction of its Patches, but there can be no assurance that this trend will aid the Company's introduction of products in the future. See "Risk Factors--Brand Loyalty of Consumers of Cosmetics."

  International Distribution. The Company markets its products outside of the United States. As in the United States, the Company expects that ordinarily it will launch its products in a country by first selling products to upscale retailers, and then selling products into alternative retail channels. The Company launched its Osmotics label products, including Antioxidant Skin Care Derms, in the United Kingdom in May 1996 through the Dickins & Jones store located on Regent Street in London, England, a member of the House of Fraser group, which the Company believes serves the upscale retail market, and at five other House of Fraser stores, and has since launched products in other stores located in Europe and South America. The Company expects to launch products in other international locations during 1997. See "--Sales and Marketing."

PRODUCTS

  Products Using Patches. The Company's current primary products are Antioxidant Skin Care Derms, Spa-Sante label Patches and The Wrinkle Patch. These products are Patches containing a special formulation of ascorbic acid (vitamin C), an antioxidant. Each of these Patches has a unique shape that covers the fine lines around a person's eyes ("crow's feet") and saturates the skin with the antioxidant. This vitamin C formulation reduces the appearance of fine lines and wrinkles in a person's skin.

  The Spa-Sante label Patches and The Wrinkle Patch contain the same amount of vitamin C formula and have the same shape, but contain less vitamin C formula and have a slightly different shape than Antioxidant Skin Care Derms.

  Products Sold Under the Osmotics Label. The following products, in addition to the Antioxidant Skin Care Derms, are sold under the Osmotics label:

  . Hydrating Cleanser, which is a facial cleanser for normal, dry and sensitive skin types and contains humectants to help retain moisture in the skin.

  . Balancing Cleanser, which is a facial cleanser for normal and oily skin types and contains antibacterial agents, vitamin B6, and humectants for acne breakout.

  . Firming Tonic Facial Mist, which is a product containing natural botanicals and oils sprayed on the face to firm, tone and hydrate dry, mature skin.

  . Balancing Tonic Facial Mist, which is a product containing natural botanicals and oils sprayed on the face to regulate oil control, tone, and hydrate normal to oily skin.

  . Hydrating Complex SPF 15, which is a skin lotion containing vitamins A, C and E that replenishes moisture with hyaluronic acid and other moisturizers and contains active sunscreen ingredients.

  . Balancing Complex SPF 15, which is a skin lotion containing vitamins A, B6, C, and E that replenishes moisture without oils and contains active sunscreen ingredients.

  . Intensive Moisture Therapy, which is a skin cream that hydrates dry, damaged or dehydrated skin.

  . Antioxidant Eye Therapy, which is an eye gel containing botanicals to moisturize and diminish puffiness and dark circles under the eye.

  . Daily Eye Protection SPF 15, which is a skin cream designed to moisturize and protect skin around the eyes and contains active sunscreen ingredients.

  . Facial Renewal, which is a product to be applied at night containing alpha hydroxy acids, derived from sugarcane, buttermilk and citrus fruit, used to remove dry, dead surface cells.

  . Antioxidant Body Complex, which is a skin cream for the body with kalaya oil and antioxidant vitamins that moisturizes, firms, and strengthens the skin.

  . Lip Colors, which are treatment lipsticks available in six shades containing antioxidant vitamins, moisturizers and active sunscreen ingredients.

  Products Sold Under The Wrinkle Patch Label. The following products, in addition to The Wrinkle Patch, are sold under that label:

  . Tonic Facial Mist, which is a product sprayed on the face to firm, tone and hydrate dry, mature skin.

  . Two in One Cream, which is a skin cream containing Emu oil, alpha hydroxy acids and antioxidants.

  Product Development. The Company has completed the final formulation of, and is now in the testing and evaluation process for, emollients to be sold under the Spa-Sante line, which are to be used to pre-treat areas of the skin to which Patches are to be applied. The Company believes that use of these emollients will enhance the effect of the antioxidants contained in Patches subsequently applied to the target area. The Company designs and develops the concepts for new products internally. After developing the concept for a possible new product, the Company generally contracts with third party chemists and consultants to develop the specific formula for the possible new product. The Company tests that formula internally and then coordinates with such third parties to finalize the formulation for the potential product.

SALES AND MARKETING

  Antioxidant Skin Care Derms. The Company currently sells in the United States Antioxidant Skin Care Derms and line extensions of that product, including cleansers, moisturizers, toners, alpha hydroxy acid, and lipsticks under the Osmotics label to certain Saks Fifth Avenue, Neiman Marcus and Nordstrom stores.

  Outside the United States, the Company launched Osmotics label products, including Antioxidant Skin Care Derms, in the United Kingdom in 1996 at six House of Fraser stores located throughout the United Kingdom. In the fall of 1996, the Company launched products in Paris, France at a Galeries Lafayette store and in Geneva, Switzerland at eight Pharmacies Principale stores. In January 1997, the Company launched products in France at Le Printemps, Samaritaine, Bon Marche and Perfumerie Sephora stores. In December 1996, the Company introduced products in Brazil and Ecuador. The Company expects to launch products in additional countries in Canada, South America, Europe and Asia during 1997.

  The Company has entered into an agreement with a third party whereby the third party has the exclusive right to market and sell in France products manufactured by the Company under the Osmotics label. This agreement terminates in January 2000, and is renewable for successive three-year periods unless either party elects otherwise. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain performance goals.

  The Spa-Sante Line. The Spa-Sante label Patch is, and other products to be sold under the line by the Company are to be, directed at spas, beauty salons and estheticians. The Company has entered into an agreement with a third party whereby the third party has the exclusive right to market, sell and distribute all skin care products manufactured by the Company under the brand name Spa-Sante to professional beauty establishments, including spas and beauty salons, located in North America, Central America, Europe, the Middle East and Africa. The third party distributor will market, sell and distribute the products on behalf of the Company and retain a percentage of the selling price of the products sold. Beginning in 1997, the third party has agreed to pay all costs of sales. This agreement terminates in July 2001, and is renewable at the third party distributor's election for two successive five-year periods. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain performance goals.

  The Company has entered into an agreement with a different party, who holds 45,454 shares of Common Stock, whereby the third party has the exclusive right to market, sell and distribute all products manufactured by the Company in Japan, China, Korea, Taiwan, Hong Kong, Singapore, Thailand, Vietnam, Australia, New Zealand, the Philippines, Malaysia, Indonesia and all other Southeast Asian countries. The third party distributor will purchase for resale the products from the Company. This agreement terminates in December 2001, and is renewable at the third party distributor's election for two successive five-year periods. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain purchase or performance goals, and the Company is currently reviewing the third party's performance under the agreement, including whether the third party has satisfied the required purchase or performance goals.

  The Wrinkle Patch. The Wrinkle Patch was first offered in Self Care catalog and is now offered in several direct sale catalogs, including The Sharper Image Spa. The Company is also in the process of offering that product through TV home shopping channels, through an infomercial and through the World Wide Web. The Company offered The Wrinkle Patch on Q2 Shopping Channel in February 1996, and on QVC in November 1996. The Company expects to offer The Wrinkle Patch in 1997 to self-select retail stores (stores where consumers select their own purchases without assistance of an in-store demonstrator).

  A thirty minute infomercial has been produced offering The Wrinkle Patch, which was shown first on United States regional cable television stations in September 1996. Sales of The Wrinkle Patch resulting from the airings, before the date of this Prospectus, of that infomercial were less than the Company expected. The Company expects to dub this infomercial into various foreign languages and show it in other countries. Additionally, pursuant to an Infomercial Production and Product Management Agreement, dated as of March 5, 1996, between the Company and VideOne Marketing, Inc. (as amended, the "VideOne Agreement"), VideOne, the third party producer of the infomercial, has the exclusive right worldwide, subject to certain exceptions, (i) to manage the direct response marketing and airing of the infomercial and (ii) to distribute The Wrinkle Patch, including updates and revisions, in certain direct response media categories. Notwithstanding VideOne's exclusive rights, the Company may seek an agreement with any other third party in these direct response media categories consistent with a general marketing plan developed by the Company and VideOne, but VideOne has a right of first refusal to enter into an agreement with the Company on the same terms. This exclusivity terminates in March 1997, and is automatically renewable for two successive one-year periods provided certain stated performance goals are satisfied. The infomercial was financed in part by a third party, who is entitled to receive certain royalties from sales of the product from the infomercial.

  Licensing. The Company has agreed to supply on a non-exclusive basis to a third party skin patches for inclusion in products to be sold by the third party under its own label in all countries, other than countries located in the Pacific Rim. The third party has agreed not to market and sell such products in the upscale market (which is defined in the contract), and the Company has agreed not to sell skin patches under the Osmotics trademark except in the upscale market. This agreement terminates in January 2002, and is renewable for successive five-year periods unless either party elects otherwise. The Company is pursuing additional opportunities to enter into agreements with third parties for private label sales by the third parties. The Company anticipates that as part of such arrangements, the third parties would pay the costs of any new product development. The Company expects to receive royalty fees from such licenses. There can be no assurance that the Company will be able to enter into any such additional licenses on terms attractive to the Company, and the Company does not anticipate receiving any royalty revenues from such licenses, if at all, until at least 1998.

  Public Relations. The Company's marketing efforts also include establishing and maintaining media relations with fashion magazines and other media outlets. News of the Company's products has been featured internationally as well as on several United States broadcasts. To date, the Company has received write-ups in over 25 United States publications and 20 foreign publications, including: Longevity, World Class, New Woman, The Rose Sheet, Women's Wear Daily, Beauty Fashion, Glamour, Beverly Hills, Harper's Bazaar, Self, Elle and Rocky Mountain News.

MANUFACTURING

  The Company currently obtains ingredients, packaging and final formulations from several third party suppliers and has not entered into a written agreement with any such supplier. Although the Company believes that all ingredients are presently obtainable and has identified additional third parties that could also supply such ingredients, there can be no assurance that the Company will continue to be able to obtain such ingredients from third parties at all or in sufficient quantities and on terms and conditions acceptable to the Company. The Company relies on a different third party, named Franklin Medical, to manufacture raw products into finished products. The Company has entered into a written agreement respecting confidentiality, but not supply requirements or otherwise, with this manufacturer. The Company believes that if this manufacturer were unexpectedly to stop manufacturing raw products into finished products for the Company, there would be a temporary adverse effect on the Company's ability to produce products on a timely basis, but that one or more other third party manufacturers could be identified. The Company neither has nor plans to acquire the equipment and facilities necessary to manufacture its current and future products and is and will be dependent upon third party contract manufacturers for such production. There can be no assurance that the Company will continue to be able to obtain contract manufacturing on commercially acceptable terms for products in the quantities currently obtainable or that may be required in the future. Further, there can be no assurance that manufacturing or quality control problems will not arise at the manufacturing plant of the Company's present contract manufacturer. In addition, if the FDA were to determine that any of the Company's cosmetic products, including products that contain active sunscreen ingredients and that are labeled with a sun protection factor, are also drugs, those products would have to be manufactured in accordance with the FDA's current good manufacturing practice ("GMP") requirements for finished pharmaceuticals. See "Risk Factors--Suppliers; Manufacturing Limitations."

COMPETITION

  The cosmetics, skin care and personal care business is highly competitive. Increased competition could result in price reductions, reduced transaction size, fewer customer orders, and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company believes that the principal competitive factors affecting the cosmetics market include product uniqueness, product performance, the effectiveness of sales and marketing efforts and company reputation. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

  The Company believes that no other company is currently marketing products using skin patch technology to deliver antioxidants to a person's skin for cosmetic purposes, although certain products using gauze pads to deliver antioxidants are presently sold by certain of the Company's competitors. The Company believes that other products currently utilizing transdermal delivery systems are sold primarily in prescription pharmaceutical markets for other than cosmetic use. However, the FDA recently approved the marketing of a consumer product, without the need for a prescription, for transdermal delivery of nicotine using a patch. There can be no assurance that products using patch technology to deliver antioxidants to a person's skin for cosmetic purposes do not exist or are not under development by others.

  Certain skin creams, lotions and oils currently sold by cosmetics companies, including the Cellex-C brand antioxidant serum, compete with the Company's comparable products. Additionally, Avon Products markets a vitamin C formula under the brand name Anew, which Avon claims, among other things, minimizes the appearance of fine lines and wrinkles. Some of the Company's current, and many of the Company's potential, competitors have significantly greater financial, marketing, product development, testing and other resources than the Company and sell their products more widely than the Company. As a result, they may have the capacity to respond more quickly to changes in customer requirements or to devote greater resources to the development, testing, promotion and sale of their products than the Company. It is possible that new competitors may emerge and rapidly gain significant market share. Additionally, it is possible current or new competitors might introduce competitive products which also utilize skin patch technology or other technology that produces results similar or superior to the Company's Patches or which are sold at a lower price than the Company's products in similar distribution channels. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company currently relies primarily on a combination of trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its technology. The Osmotics word logo and Antioxidant Skin Care Derms are registered U.S. trademarks of the Company. The Company has U.S. trademark applications pending for AKA RED, WRINKLE PATCH, THE NIGHTIME MIRACLE and SYSTEME C. The PTO has rejected the Company's trademark application for Spa-Sante. The Company intends to challenge that rejection. The Company has trademark registrations pending in Japan for OSMOTICS, Spa Sante, The Wrinkle Patch and SYSTEME C, in Korea for OSMOTICS and the Osmotics label, Spa Sante, The Wrinkle Patch and SYSTEME C, in the European Community for OSMOTICS and the Osmotics logo and in Eucador for OSMOTICS. There can be no assurance that any of these marks for which registration applications are pending will be registered.

  The Company filed one United States patent application in 1994 and filed a continuation in part of that patent application in 1995. The PTO has rejected all claims in these applications, alleging that the claimed inventions were obvious. In response, the Company filed a continuation in part application in 1996, accumulating subject matter of both prior patent applications and addressing, among other things, the use of the Patches as a method to deliver antioxidants. The Company also has filed an application under an international treaty designating various foreign countries for which the Company preserved certain rights in the event it files patent applications in any of those countries. The Company also intends to file additional patent applications in the PTO on various features of its products in the future, if appropriate. However, there can be no assurance that any patents will issue in any country with respect to currently pending applications or any future patent applications.

  The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on the pending patent application or any future patent application will exclude competitors or provide competitive advantages to the Company or that others will not claim rights in or ownership of the Company's rights which it regards as proprietary. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  Despite the Company's efforts to protect its rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products may prove to be difficult, and, while the Company is unable to determine the existence or amount of other products which now or in the future illegally duplicate the Company's products, such other products can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's rights which it regards as proprietary to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its rights will be adequate or that the Company's competitors will not independently develop similar products.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors--Protection of Intellectual Property."

GOVERNMENT REGULATION

  The Company and its cosmetic products are subject to regulation by the FDA and the Federal Trade Commission (the "FTC") in the United States, as well as by various other federal, state and local authorities. Such regulation relates primarily to the ingredients, packaging, labeling, advertising and marketing of the Company's products. Cosmetics do not require premarket notification to, or premarket approval by, the FDA, but must be properly labeled and manufactured. Failure to comply with FDA requirements in such matters can result in severe civil and criminal penalties, including seizure of product, injunction against production, distribution, sales, and marketing, and prosecution. The FTC oversees the advertising of cosmetic products, and prohibits false or misleading advertising. The FTC has a number of remedies available to it, including preliminary injunctive relief based on its "reason to believe" that an advertisement is false or misleading. See "Risk Factors-- Governmental Regulation."

  The Company believes that its products are cosmetics under the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), because the Company, as shown by its labeling, advertising, promotional, and other activities, intends that its products be applied to the body to cleanse, beautify, promote attractiveness or temporarily alter appearance. Such products meet the statutory definition of cosmetic. By contrast, the Company believes that its products are not drugs as defined in the FDC Act, because the Company, as shown by its labeling, advertising, promotional, and other activities, does not intend that they cure, mitigate, treat or prevent disease, or have other than a temporary effect on the structure or function of the body.

  There can be no assurance, however, that the FDA will not determine that some or all of the Company's products are new drugs (as well as or instead of cosmetics) based on ingredients, their concentrations or labeling, advertising, or promotional material. In particular, the FDA could determine that the Company's cosmetic products that contain active sunscreen ingredients and that are labeled with a sun protection factor ("SPF") are also drugs. Most over-the-counter ("OTC") drugs are marketed in the United States without FDA prior approval under FDA regulations that permit such OTC marketing if the FDA has issued a monograph with respect to that drug (including its ingredients and indication(s) (claims)), and the product and its labeling comply with that monograph. In a 1993 proposal to establish a monograph for OTC sunscreen drug products, the FDA tentatively concluded that the use of the term "sunscreen" on the label of a product causes it to be a drug, and that the use of the term SPF in the labeling of a product is a basis for the product to be considered a drug. The FDA also proposed that any final monograph based on the proposal be made effective twelve months after the date of publication of the final monograph. If the FDA adopts these tentative conclusions and finalizes the proposed monograph for OTC sunscreen drug products, the Company's products that contain active sunscreen ingredients and that are labeled with an SPF will have to (i) comply with the monograph with respect to ingredients (or remove ingredients not covered by the monograph), indications (claims) and labeling, among other things, (ii) be covered by individual marketing approvals from the FDA (as discussed below), (iii) be relabeled to eliminate any mention of SPF, sunscreen or the like, or (iv) be removed from the market. The Company believes that any changes to its products, ingredients, indications or labeling resulting from the FDA's issuance at a future date of a final monograph, if it applies to the Company's products in question, would not have a material adverse effect on its business, operating results or financial condition.

  The preclinical and clinical testing, manufacture, labeling, distribution, sale, advertising, and marketing of new drugs are subject to extensive and rigorous regulation by the FDA, and before they can be marketed new drugs must undergo an extensive regulatory approval process. This process, the successful completion of which cannot be assured in a timely manner or at all, includes preclinical studies and clinical trials of each compound to establish its safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing. The process can take many years and requires the expenditure of substantial resources. There can be no assurance as to when, if ever, any required FDA approvals would be obtained. There can be no assurance that the Company's current or future products will not be regulated by the FDA as new drugs, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition or results of operations or on the market price of the Common Stock.

  Following drug discovery, the steps required before a new pharmaceutical product may be marketed in the United States include (1) preclinical laboratory and animal tests, (2) the submission to the FDA of an application for an investigational new drug ("IND"), (3) clinical and other studies to assess safety and parameters of use, (4) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug, (5) the submission of a new drug application ("NDA") to the FDA and (6) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

  Typically, preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information on the drug's pharmacology and toxicology and to identify any potential safety problems that would preclude testing in humans. The results of these studies are submitted to the FDA as part of the IND application. Testing in humans may commence 30 days after submission of the IND by the FDA unless the FDA objects, although companies typically wait for affirmative approval from the FDA before commencing such testing. A three phase clinical trial program is usually required for FDA approval of a pharmaceutical product. Phase I clinical trials are designed to determine the metabolism and pharmacologic effects of the drug in humans, the side effects associated with increasing doses, and possibly, to obtain early indication of efficacy. Phase II studies are conducted in an expanded population to evaluate the effectiveness of the drug for a particular indication and thus involve patients with the condition under study. These studies are also intended to elicit additional safety data on the drug, including evidence of the short-term side effects and other risks associated with the drug. Phase III studies are generally designed to provide the substantial evidence of safety and effectiveness of a drug required to obtain FDA approval. The designation of a clinical trial as being of a particular phase is not necessarily indicative that such a trial will be sufficient to satisfy the requirements of a particular phase. For example, no assurance can be given that a Phase III clinical trial will be sufficient to support an NDA without further clinical trials. The FDA monitors and inspects the progress of each of the three phases of clinical testing and may alter, suspend or terminate the trials based on the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. The total time required for completing such clinical testing typically is many years. Upon completion of clinical testing which the sponsor believe demonstrate that the product is safe and effective for a specific indication, an NDA may be submitted to the FDA. This application includes details of the manufacturing and testing processes, preclinical studies and clinical trials. FDA approval of the NDA is required before the applicant may market the new product in the United States. The FDA may refuse to approve an NDA if applicable statutory and/or regulatory criteria are not satisfied, or may require additional testing or information.

  Even after initial FDA approval had been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment in clinical indications other than those for which the product was initially tested. The FDA may also require post-marketing testing and surveillance programs to monitor the drug's effects.

  Once the sale of a product is approved, the FDA regulates production, distribution, marketing, advertising and other activities under the FDC Act and the FDA's implementing regulations. All manufacturing facilities, methods and controls used for the manufacturing, processing, packing or holding of drug products must be operated in conformity with FDA's GMP requirements. A post-marketing testing, surveillance and reporting program may be required to continuously monitor the product's usage and effects. Product approvals may be withdrawn, or other actions may be ordered, or sanctions imposed if compliance with regulatory requirements is not maintained.

  In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal, state and local regulations governing permissible laboratory activities, waste disposal handling of toxic, dangerous or radioactive materials and other matters. The Company believes that it is in compliance in all material respects with such regulations.

EMPLOYEES

  At December 31, 1996, the Company had 12 full-time employees, including three persons engaged in direct sales functions at retail store locations. The remaining nine persons are engaged in various corporate functions. In addition, at December 31, 1996, there were 11 persons working in retail stores for whom the Company was responsible for all or a portion of their salary. Of those 11 persons, five were in the United States. The Company plans to hire additional employees in 1997, including a Controller and additional administrative, sales and marketing personnel.

  The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, operating results and financial condition, including its ability to attract employees. In particular, the loss of Steven S. Porter, who is the Company's President, Chief Executive Officer and Chairman of the Board, or Francine E. Porter, who is the Company's Executive Vice President and Treasurer, would have a material adverse effect on the Company's development and marketing efforts. None of the Company's employees is represented by a labor union or is the subject of a collective bargaining agreement with respect to his or her employment by the Company. The Company has never experienced a work stoppage and believes that its employee relations are good. See "Risk Factors-- Management of Growth" and "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company's principal administrative, sales and marketing offices are located in approximately 4,000 square feet of space in Denver, Colorado. The lease relating to this office space expires in October 1999. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

  During 1995 and 1996, the Company sold Common Stock to several investors in private placement transactions. In certain states in which securities were sold, the Company may not have complied with all applicable requirements in order to satisfy the exemptions from the registration or qualification requirements in those states. Pursuant to the provisions of applicable state laws, the Company delivered to certain stockholders, none of whom is affiliated with the Company or any of its directors or officers, offers to repurchase the shares they acquired, and under the laws of such states the failure to accept such offers made in compliance with such state laws within certain time periods (generally, 30 days from receipt of such offer) terminates such purchasers' rescission rights under such state laws. All of those stockholders have declined in writing the Company's offer to repurchase their shares. As a result, the Company believes that the stockholders no longer have rescission rights under such state laws respecting their shares.

  From October through December 1996, in Additional Closings of the Bridge Financing, the Company issued Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants to purchase an estimated approximately 31,250 shares of Common Stock. Such issuances may not have complied with all applicable requirements to satisfy exemptions from the registration or qualification requirements under securities laws of the United States and certain states in which those securities were issued, possibly entitling the purchasers of those securities to certain remedies, including rescission rights, and possibly subjecting the Company and its officers and directors to potential sanctions. The Bridge Notes will, however, be repaid in full at the closing of this Offering, and to date no purchaser has made a claim for rescission or other remedies. As a result, the Company believes that even if such transactions were found to have violated federal or state securities laws, such violations would not have a material adverse effect on the Company's business, operating results or financial condition, although there can be no assurances that this would be the case.

  In January 1997, the Company received a letter from VideOne Marketing, Inc. relating to the VideOne Agreement, pursuant to which VideOne produced for the Company an infomercial offering The Wrinkle Patch and VideOne agreed to provide certain distribution services for The Wrinkle Patch. The letter asserts, among other things, that the Company breached certain of VideOne's distribution rights and that the Company breached its obligations under the VideOne Agreement by failing to pay VideOne royalties that VideOne alleges are owed with respect to certain direct marketing sales of The Wrinkle Patch over certain television channels. The letter also asserts that a dispute exists concerning which party is obligated to pay for additional editing and production costs previously incurred and that are expected to be incurred in connection with further development of the infomercial. No complaint has been filed, and the Company is unable to predict whether a complaint will be filed in the future relating to the subject matter of the letter. The Company is investigating the allegations made in the letter and believes that, if a complaint is filed, it may have a number of defenses to any such claim. In addition, the Company is investigating whether it may have claims against VideOne relating to VideOne's performance under the VideOne Agreement. The Company and VideOne have met concerning the above matters, but to date no agreements have been reached and such matters remain unresolved. Although the Company believes that the matters raised in the letter will be resolved without material liability to the Company, there can be no assurance that this will be the case and, if VideOne were finally to prevail in its claims against the Company, such outcome could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company is subject to various claims and business disputes in the ordinary course of business; however, the Company is unaware of any present claims or disputes which would have a material adverse effect on the Company's business, operating results or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, and their ages and positions, are as follows:

            NAME          AGE                     POSITION
            ----          ---                     --------
   Steven S. Porter       47  President, Chief Executive Officer and Chairman
                              of the Board

   Francine E. Porter     37  Executive Vice President, Secretary, Treasurer
                              and Director

   Thomas G. Wiley        69  Chief Financial Officer and Director

   Suzanne J. Porter      49  Vice President, Operations

   S. Herbert Ostern      66  Vice President, International Sales

   Marvin J. Rosenblum(1) 54  Director

   Richard G. Hartigan(1) 60  Vice President, Corporate Development and
                              Director

--------
(1) Member of Compensation Committee.

  Each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board").

  Steven S. Porter is a co-founder of the Company and has served as its President and Chief Executive Officer and Chairman of the Board since its inception in August 1993. In January 1986, Mr. Porter and two other persons founded GDP Technologies, Inc. ("GDP"), and from that time until August 1993, Mr. Porter served as Executive Vice President of that company. GDP is currently an inactive corporation, and Mr. Porter has devoted, and after this Offering is expected to devote, substantially all of his business time and efforts to the business of the Company.

  Francine E. Porter, the wife of Steven S. Porter, is a co-founder of the Company and has served as its Executive Vice President and a director since its inception in August 1993. From March 1993 to August 1993, Mrs. Porter served as a make-up artist for Bobbi Brown Professional Cosmetics. From April 1990 to March 1993, Mrs. Porter was self-employed on a part-time basis, providing services as a make-up artist to a number of businesses in the cosmetics industry.

  Thomas G. Wiley has served as the Chief Financial Officer and a director of the Company since January 1994. From October 1989 until January 1994, Mr. Wiley was retired. From September 1988 through October 1989, Mr. Wiley served as the President of TexPort Inc., a computer-related enterprise. From November 1984 to September 1988, Mr. Wiley was retired. From August 1980 to November 1984, Mr. Wiley served as the President of Computer Elections Systems, the largest manufacturer of computerized voting equipment in the United States. From March 1973 until October 1984, Mr. Wiley served as Executive Vice President of Hale Technology, a venture capital firm. From July 1964 to December 1972, Mr. Wiley served as Vice President, Finance of Electronic Memories and Magnetics, an NYSE listed company engaged primarily in manufacturing components and subsystems for computers.

  Suzanne J. Porter, sister of Steven S. Porter, has served as the Vice President, Operations of the Company since November 1993. From May 1989 to October 1993, Ms. Porter served as Vice President, Operations for GDP. From June 1974 to April 1989, Ms. Porter served in several positions for Business Records Corporation and its predecessor, including as Vice President, Services and Support.

  S. Herbert Ostern has served as the Vice President, International Sales of the Company since January 1994. Since June 1991, Mr. Ostern has provided independent consulting services to a number of cosmetics companies. From April 1969 to June 1991, Mr. Ostern served as Senior Vice President and the Regional Director for Estee Lauder International.

  Marvin J. Rosenblum has served as a director of the Company since January 1995. Since 1973 he has been an attorney in private practice in Chicago, Illinois, concentrating in financial transactions, and licensing and technology transfer arrangements in Europe and Asia.

  Richard G. Hartigan, Jr. has served as Vice President, Corporate Development and a director of the Company since February 1997. Since 1995, Mr. Hartigan has served as the managing director of the Hartigan Group, which provides marketing advice to cosmetics companies. From 1990 to 1995, Mr. Hartigan served as President and Chief Executive Officer of Lancaster Group, a cosmetics company. From 1965 to 1990, Mr. Hartigan was employed by Estee Lauder, a cosmetics company, in several positions, the last of which was Executive Vice President.

SCIENTIFIC ADVISORY PANEL

  The Company has engaged certain industry experts for the purpose of consultation and advice regarding various aspects of its business plan, product design and development and other matters relating to the Company. The nature, scope and frequency of the consultations between the Company and each adviser varies depending on the Company's current activities, the need for scientific advice and the individual scientific adviser. Although the Company expects to receive guidance from its advisers, each of the advisers has substantial commitments to third parties and is able to devote only a small amount of time to the affairs of the Company. The Company's Scientific Advisory Board includes:

              NAME                       OCCUPATION/TITLE
              ----                       ----------------
   Bernard Idson, Ph.D.        Professor of Pharmacy, Pharmaceutical and
                               Cosmetic Consultant, Drug Dynamic Institute,
                               University of Texas
   Joe M. McCord, Ph.D.        Professor of Medicine, Head, Division of
                               Biochemistry and Molecular Biology, Webb-Waring
                               Institute for Biomedical Research, University of
                               Colorado
   Noel H. Upfall, D.O.        Private Medical Practitioner (Detroit, Michigan)
   Guy F. Webster, M.D., Ph.D. Associate Professor of Dermatology, Director of
                               the Center for Cutaneous Pharmacology, Thomas
                               Jefferson University Medical College
                               (Philadelphia, Pennsylvania)

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board. Directors are eligible to participate in the Incentive Plan, and outside directors are eligible to participate in the Directors Plan. See "--Employee Benefit Plans."

  In March 1996, each person who at the time was a director received a non-qualified stock option to purchase 15,909 shares of Common Stock at an exercise price of $4.40 per share. Each option is exercisable as to 6,818 shares upon grant and as to approximately 454 of the remaining shares each month thereafter commencing April 1, 1996. These options expire on March 24, 2001.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company by, in all capacities during 1996,
(i) the Company's chief executive officer and (ii) the Company's other executive officers whose salary and bonus (including consulting fees) exceeded $100,000 during 1996 (of which there were none) (each a "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL               LONG-TERM
                                      COMPENSATION       COMPENSATION AWARDS
                                   ------------------ --------------------------
                                                      SECURITIES
                                                      UNDERLYING    ALL OTHER
  NAME AND PRINCIPAL POSITION YEAR SALARY($) BONUS($) OPTIONS(#) COMPENSATION($)
  --------------------------- ---- --------- -------- ---------- ---------------
Steven S. Porter............  1996  $67,500   $ --      15,909         --
 President, Chief Executive
  Officer
  and Chairman of the Board

  Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------
                            NUMBER OF     PERCENT OF
                           SECURITIES   TOTAL OPTIONS
                           UNDERLYING   GRANTED DURING
                             OPTIONS        FISCAL     EXERCISE PRICE EXPIRATION
NAME                      GRANTED(#)(1)   1996(%)(2)     ($/SH)(3)       DATE
----                      ------------- -------------- -------------- ----------
Steven S. Porter.........    15,909          15.4%         $4.40       03/24/01

--------
(1) The option is exercisable with respect to 6,818 of the shares upon grant and approximately 454 of the remaining shares monthly thereafter commencing April 1, 1996.

(2) Based on an aggregate of 103,060 options granted by the Company in the year ended December 31, 1996 to employees of and consultants to the Company, including the Named Executive Officer.

(3) The exercise price per share of the option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.

  Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth the information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1996.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                              OPTIONS/SARS AT DECEMBER   IN-THE-MONEY OPTIONS AT
                           SHARES     VALUE        31, 1996(#)(1)        DECEMBER 31, 1996($)(2)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
NAME                     EXERCISE(#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Steven S. Porter........      --        --      10,909        5,000       39,272       18,000

--------
(1) Does not include 100,000 shares of Common Stock issuable upon exercise of an option to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby.
(2) Based on the estimated initial public offering price of $8.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

  No Named Executive Officer exercised any options in fiscal 1996, and no Named Executive Officer acquired shares upon the exercise of stock options during 1996.

EMPLOYMENT AGREEMENTS

  The Company is party to employment agreements with Steven Porter and Francine Porter. The agreements become effective upon the closing of this Offering. The agreements provide that the officer will devote all of his or her business time and energy to the affairs of the Company. The agreements have a term of three years and provide for annual salaries to Steven Porter and Francine Porter of $150,000 and $125,000, respectively. The agreements provide for grants of new stock options to Steven Porter and Francine Porter to purchase 100,000 and 50,000 shares, respectively, at an exercise price equal to 110% of the initial public offering price of the Shares. The options will become immediately exercisable upon grant with respect to 25,000 shares as to Mr. Porter and 12,500 shares as to Mrs. Porter, and the options will vest as to the remaining 75,000 shares and 37,500 shares, respectively, over three years, one-third at the end of each year. Either the Company or the officer may terminate the agreement at any time upon notice to the other party. The agreements provide that upon a termination of employment without cause, the officer is entitled to severance compensation of the lesser of 18 months or the remaining term of the agreement (but in no event less than 6 months) of his or her salary, which would be paid at the same time as salary payments would otherwise have been paid. The Company also has a number of agreements with other officers describing certain terms of their employment. See "Certain Transactions."

EMPLOYEE BENEFIT PLANS

  1997 Equity Incentive Plan. In February 1997, the Board adopted the 1997 Equity Incentive Plan (the "Incentive Plan") and reserved a total of 300,000 shares of Common Stock for issuance thereunder. The Company's stockholders are expected to approve the Incentive Plan before the effective date of this Offering, and upon such approval the Incentive Plan will become effective upon the effective date of this Offering. Of the shares reserved for issuance under the Incentive Plan, options to purchase a total of 150,000 shares of Common Stock will be granted to Steven Porter and Francine Porter upon the effectiveness of this Offering. Shares that (i) are subject to an option under the Incentive Plan but cease to be subject to such option for any reason other than exercise of such option, (ii) are awarded under the Incentive Plan but are forfeited or are repurchased by the Company at the original issue price or
(iii) are subject to an award that otherwise terminates without shares being issued will, in each case, be redesignated as available for grant or issuance under the Incentive Plan.

  The Incentive Plan provides for the grant of stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, consultants, independent contractors and advisers. No person will be eligible to receive more than 250,000 shares in any calendar year pursuant to grants under the Incentive Plan. The Incentive Plan is currently administered by the Compensation Committee of the Board (the administrator referred to as the "Committee"), consisting of Messrs. Lewis and Rosenblum. The Incentive Plan permits the Committee to grant options that are either incentive stock options, as defined in Section 422 of the Code, or nonqualified stock options, on terms (including the exercise price, which may not be less than 85% of the fair market value of the Common Stock, and the vesting schedule) determined by the Committee, subject to certain statutory and other limitations in the Incentive Plan. In addition to, or in tandem with, awards of stock options, the Committee may grant participants restricted stock awards to purchase Common Stock for not less than 85% of its fair market value at the time of grant. The other terms of such restricted stock awards may be determined by the Committee. The Committee may also grant stock bonus awards of the Company's Common Stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. Under the Incentive Plan, stock bonuses may be awarded for the satisfaction of performance goals established in advance. In the event of a merger, consolidation or similar corporate transaction, any or all outstanding awards under the Incentive Plan may be assumed, converted, replaced or substituted by the successor corporation (if any), which assumption, conversion, replacement or substitution will be binding on all participants in the Incentive Plan. In the event such successor corporation (if any) does not assume or substitute awards, such awards will expire in connection with such transaction at such times and on such conditions as determined by the Board. The Incentive Plan will terminate in February 2007, unless terminated earlier in accordance with its provisions.

  Directors Plan. In February 1997, the Board adopted the 1997 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 50,000 shares of Common Stock for issuance thereunder. The Company's stockholders are expected to approve the Directors Plan before the effectiveness of this Offering, and upon such approval the Directors Plan will become effective upon the effectiveness of this Offering. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board on or after the date that the Directors Plan becomes effective will automatically be granted an option to acquire 15,000 shares on the date such director first becomes a director. At each annual meeting of stockholders of the Company, each eligible director will automatically be granted an additional option to purchase 1,000 shares if such director has served continually as a member of the Board since the date of grant of such director's initial option, or if such director did not receive an initial option, such director has served continuously as a member of the Board since the Directors Plan became effective. All options issued under the Directors Plan will vest as to 1/48 of the shares subject to the option per month after the date of grant, provided the optionee continues as a member of the Board or as a consultant of the Company. The exercise price of all options granted under the Directors Plan will be the fair market value of the Common Stock on the date of grant. In the event of a dissolution, a merger in which the Company is not the surviving corporation, a sale of substantially all the assets of the Company or certain other transactions, the successor corporation may assume the outstanding options issued under the Directors Plan or may substitute equivalent options or substantially similar consideration. In the event such successor corporation refuses to assume or substitute those options, then those options will accelerate at such times and on such conditions as the Committee will determine.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  The Company intends to enter into indemnity agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the maximum extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the maximum extent permitted by the DGCL, the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive and (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

  As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  After this Offering, the Company intends to seek to obtain directors and officers liability insurance.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

  Since January 1, 1994, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock or any member of the immediate family of any such person, had or will have a direct or indirect material interest other than compensation agreements, see "Management," and as described below.

  The Company was founded by Steven S. and Francine E. Porter and incorporated in August 1993. Mr. and Mrs. Porter received a total of 454,545 shares of Common Stock in consideration of past services to the Company. Mr. and Mrs. Porter subsequently transferred 2,362 of these shares to two third parties. In August 1993, Scott Thring received 13,636 shares of Common Stock for services rendered to the Company, and an option to purchase 13,636 shares of Common Stock at an exercise price of $.22 per share, all of which are now exercisable. In November 1993, the Company entered into a letter agreement with Suzanne J. Porter, the sister of Steven Porter, to obtain her services as Vice President, Operations, pursuant to which the Company issued to her 113,636 shares of Common Stock for services rendered to the Company. In December 1993, the Company entered into a letter agreement with David Ross to obtain his services as Vice President, Sales and Marketing, and Mr. Ross received a total of 113,636 shares of Common Stock for services rendered to the Company. In January 1994, the Company entered into a letter agreement with
S. Herbert Ostern to obtain his services as Vice President of International Sales, pursuant to which the Company issued to him 22,727 shares of Common Stock for services rendered to the Company, granted him an option to purchase 22,727 shares of Common Stock at an exercise price of $.22 per share, exercisable as to 50% of the shares after one year of his continuous employment and as to the remaining shares after two years of his continuous employment, and agreed to pay him a commission of .5% of certain of the Company's international net sales to be paid quarterly in arrears as long as he remains an employee. Also in January 1994, the Company entered into a letter agreement with Thomas G. Wiley to obtain his services as Chief Financial Officer, pursuant to which the Company issued to him 22,727 shares of Common Stock for services rendered to the Company and granted him an option to purchase 22,727 shares of Common Stock at an exercise price of $.22 per share, exercisable as to 50% of the shares after one year of his continuous employment and as to the remaining shares after two years of his continuous employment. In the aggregate, the Company issued 740,907 shares of Common Stock to Mr. and Mrs. Porter, Ms. Suzanne Porter, Mr. Ross, Mr. Thring, Mr. Wiley, and Mr. Ostern through April 1994. At the time of issuance of these shares, the Company was being organized and operating activities had not commenced. Consequently, for financial reporting purposes these shares were deemed to be founders stock of nominal value at the date of issuance.

  On April 17, 1995, Steven and Francine Porter, who are directors and executive officers of the Company, assigned to the Company for nominal consideration all right, title and interest they had in their invention described in a patent application titled "Skin Care Composition And Methods," and any United States and foreign patents, and any applications which might then or thereafter be filed for the described invention.

  The Company paid to Edward Lewis, who was a director of the Company until February 1997, a total of $23,510 between April 1996 and June 1996, and in April 1996 issued to Mr. Lewis 15,673 shares of Common Stock for services rendered to the Company.

  Between June 1995 and June 1996, the Company issued to Hillary Management, S.A., 136,440 shares of Common Stock at purchase prices between $1.10 per share and $4.40 per share. Certain members of Edward Lewis' family have a beneficial interest in 21,629 of these shares.

  The Company borrowed certain amounts from several investors between November 1994 and July 1995 (the "1995 Note Financing"), giving to each such investor a promissory note and an option to purchase a stated number of shares of Common Stock. In connection with the 1995 Note Financing, Thomas G. Wiley, a director and Chief Financial Officer of the Company, loaned the Company $20,000, evidenced by a promissory note dated July 7, 1995. The note is due at the earlier of September 30, 1996 or completion of this Offering. To secure payment, Steven Porter pledged 40,000 shares of his stock in GDP. In addition, on July 7, 1995, the Company granted Mr. Wiley an option to purchase 9,090 shares of Common Stock at an exercise price of $1.10 per share exercisable until the earlier of July 7, 2000, or the effective date of this Offering.

  In January 1995, Marvin Rosenblum, a director of the Company, entered into an agreement with the Company, pursuant to which (i) Mr. Rosenblum agreed to provide financial consulting services and assist the Company in evaluating its general business and planning, (ii) the Company sold to Mr. Rosenblum 68,181 shares of Common Stock at $0.73 per share, (iii) the Company granted to Mr. Rosenblum an option, exercisable through April 30, 1995, to purchase 68,181 shares of Common Stock at an exercise price of $1.10 per share and (iv) Steven and Francine Porter granted Mr. Rosenblum an option to purchase 68,181 shares of Common Stock which they owned, at an exercise price of $1.10 per share, with a term ending February 1, 2000. In April 1995, Mr. Rosenblum partially exercised the 68,181 share option by purchasing 45,454 shares of Common Stock, and transferred those shares to a third party. The remainder of that option expired unexercised. In July 1995, the Company granted a five-year option to Mr. Rosenblum to purchase 22,727 shares of Common Stock at an exercise price of $1.10 per share. In connection with these transactions, the Company granted Mr. Rosenblum piggyback registration rights and a right of first refusal to purchase his pro rata share of certain future issuances of Common Stock, and the Company and the Porters granted Mr. Rosenblum certain "tag along" rights to sell a portion of his shares if any beneficial holder of 5% or more of the Common Stock sold his shares. These rights of first refusal and tag along rights terminate upon the registration of any class of the Company's securities under the Exchange Act.

  In November 1994, certain stockholders of the Company, including Steven and Francine Porter, Suzanne Porter, Thomas Wiley and Scott Thring, executed an agreement which, except in cases of transfers to certain family members of such stockholders, granted a right of first refusal to the Company, and a right of second refusal to the stockholders in the event any existing stockholder desired to transfer his or her shares of Common Stock to any third party. Under these rights, first the Company, and if the Company elected not to exercise such right then the stockholders, could purchase the stock from the selling stockholder at the same price and on the same terms as those offered by the third party purchaser. This transfer restriction continued up to six months after the closing of any initial public offering of Common Stock, or such longer period, not to exceed one year from the date of the initial public offering, as requested by the underwriters. In addition, the agreement required that any person who acquired shares from such stockholders after the date of its execution agree, as a condition of ownership, to the restrictions described above. In June 1996, this agreement was terminated by mutual agreement among the parties.

  In August 1994, the Company issued to Dermal Technologies, Inc. 90,909 shares of Common Stock in exchange for (i) the assignment to the Company of all Dermal Technologies' right, title and interest in certain transdermal delivery technology and (ii) the introduction to Dermal Technologies' major component suppliers. Additionally, for the services of Dermal Technologies' principals in obtaining an agreement between the Company and a third party to commercialize certain of the Company's products, the Company granted Dermal Technologies royalty rights, based on sales of certain of its products, which terminate on the close of this Offering. Such royalty payments have not been significant.

  Also in 1994, the Company entered into letter agreements with Bernard Idson, Ph.D., Guy F. Webster, M.D., Ph.D., and Joseph M. McCord, Ph.D. to retain their services as members of the Company's Scientific Advisory Board. Pursuant to these agreements, the Company granted each adviser an option to purchase 4,545 shares of Common Stock at an exercise price of $.22 per share and agreed to pay each consultant a retainer of $1,000 per month. Through December 31, 1996, $2,000 of these payments have been made, and approximately $61,000 of the net proceeds of this Offering will be used to pay the remainder of these payments. See "Use of Proceeds."

  In connection with the Bridge Financing, if the Bridge Notes are not repaid by specified dates, then Steven Porter, Francine Porter, Suzanne Porter, Marvin Rosenblum, Edward Lewis, Thomas Wiley, Hillary Management, S.A., and Dermal Technologies, Inc. have agreed to vote their shares of Common Stock in favor of the directors designated by a representative of the Bridge Investors, and the Company has agreed in certain circumstances to cause additional shares to become subject to the voting agreement so that the representative of the Bridge Investors can elect a majority of the directors of the Company. See "Capitalization--Recent Financing Transactions."

  No officer or director of the Company is an officer, director or shareholder of either Dermal Technologies, Inc. or Hillary Management, S.A. Further, although certain officers and directors of the Company are shareholders of GDP Technologies, Inc., the Company has not entered into any contractual or other relationship with that company, and does not expect to do so in the future.

  The Company believes that, except for the issuance by the Company of the shares deemed to be founders stock for financial reporting purposes as described above, all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Common Stock as of December 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group.

                                                     SHARES          SHARES
                                                  BENEFICIALLY    BENEFICIALLY
                                                 OWNED PRIOR TO    OWNED AFTER
                                                   OFFERING(1)   OFFERING(1)(2)
           DIRECTORS, NAMED EXECUTIVE            --------------- ---------------
          OFFICERS AND 5% STOCKHOLDERS           NUMBER  PERCENT NUMBER  PERCENT
          ----------------------------           ------- ------- ------- -------
Steven S. Porter(3)............................. 489,453  32.3%  489,453  18.5%
Francine E. Porter(4)........................... 476,953  31.7   476,953  18.1
Marvin J. Rosenblum(5).......................... 171,361  10.8   171,361   6.3
Hillary Management, S.A.(6)..................... 136,440   9.2   136,440   5.2
David Ross...................................... 107,909   7.3   107,909   4.1
Suzanne T. Porter............................... 113,636   7.7   113,636   4.4
Dermal Technologies, Inc........................  90,909   6.1    90,909   3.5
Thomas G. Wiley(7)..............................  66,816   4.4    66,816   2.5
Richard G. Hartigan.............................     --    --        --    --
All executive officers and directors
 as a group (7 persons)(8)...................... 843,311  51.4   843,311  30.5

--------
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Assumes that the Underwriters' over-allotment option to purchase up to 168,750 shares from the Company is not exercised. See "Underwriting."
(3) Includes 452,181 shares held jointly with Francine Porter and 37,272 shares subject to options exercisable before March 2, 1997.
(4) Includes 452,181 shares held jointly with Steven Porter and 24,772 shares subject to options exercisable before March 2, 1997.
(5) Includes 68,181 shares beneficially owned by Steven and Francine Porter that are subject to an option exercisable by Mr. Rosenblum before March 2, 1997, and 34,999 shares subject to an option exercisable before March 2, 1997.

(6) Includes 21,629 shares in which certain members of a former director's family have a beneficial interest.
(7) Includes 44,089 shares subject to options exercisable before March 2, 1997.

(8) Includes 163,859 shares subject to options exercisable before March 2, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this Offering, the authorized capital stock of the Company will consist of 15,000,000 shares of $.001 par value Common Stock and 10,000,000 shares of $.001 par value Preferred Stock. As of January 31, 1997, there were outstanding 1,478,299 shares of Common Stock held of record by approximately 63 stockholders, options and warrants (excluding Bridge Warrants) to purchase 345,036 shares of Common Stock, additional options to purchase 150,000 shares of Common Stock that will be outstanding upon the effectiveness of this Offering and Bridge Warrants to acquire an estimated 118,750 Bridge Shares.

COMMON STOCK

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plans to issue any shares of Preferred Stock.

OTHER SECURITIES

 Representative's Warrants

  In connection with this Offering, the Company has authorized the issuance to the Representative of up to 112,500 Representative's Warrants and has reserved 112,500 shares of Common Stock for issuance upon exercise of the Representative's Warrants. Each Representative's Warrant will entitle the
holder to purchase one share of Common Stock at a price of $     per share,
which is 120% of the initial public offering price of the Shares in this Offering. The Representative's Warrants will, subject to certain conditions, be exercisable any time from the first until the fifth anniversary of the date of this Prospectus. See "Underwriting."

  The Representative's Warrants also contain provisions to protect the holder against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits and recapitalizations. The Company is not required to issue fractional shares upon the exercise of a Representative's Warrant, and the holder thereof will not possess any rights as a stockholder of the Company until such holder exercises the Representative's Warrants.

  The foregoing discussion of certain terms and provisions of the Representative's Warrants is qualified in its entirety by reference to the detailed provisions of the Representative's Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  For the life of the Representative's Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants, with the resulting dilution in the interest of the Company's stockholders by reason of exercise of the warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected. The warrant holders may be expected to exercise the Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on more favorable terms than those provided for by the Representative's Warrants.

DELAWARE ANTI-TAKEOVER LAW

  Upon the closing of this Offering, the Company will be subject to the provisions of Section 203 of the DGCL (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq SmallCap Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

REGISTRATION RIGHTS

  Pursuant to a subscription agreement and certain purchase options, the Company has granted Marvin J. Rosenblum, subject to certain exceptions, the right to request inclusion of 68,181 shares of Common Stock and 90,909 shares purchasable upon exercise of stock options previously granted by the Company or Steven and Francine Porter, if the Company elects to register any of its Common Stock under the Securities Act either for its own account or for the account of any other stockholder. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with such registrations. The registration rights relating to the 90,909 shares subject to the options described above may be transferred to a permitted assignee or transferee of the options.

  The Company granted to the investors in the 1995 Note Financing Transaction the right to include the shares issuable to them upon exercise of the options granted in the 1995 Note Financing Transaction, totalling approximately 95,763 shares of Common Stock, in any underwritten public offering which occurred during the exercise period of their options (subject to the underwriter's right to exclude such shares from a registration). The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of the investors' shares on one such registration.

  In connection with the Bridge Financing, the Company agreed to file a registration statement no later than nine months after the effectiveness of this Offering to register the resale of the Bridge Shares. The Company has agreed to keep such a registration statement effective until such shares have been sold or until such shares can be sold without restriction pursuant to Rule 144. If such registration statement does not remain effective, then the Bridge Investors have certain additional demand registration rights. In addition, the Bridge Investors have piggyback registration rights to require the Company to include the Bridge Shares in registration statements filed by the Company registering Common Stock under the Securities Act, either for its own account or for the account of any other stockholder.

  The holders of approximately 121,120 shares of Common Stock purchased in a private placement transaction concluded in June 1996 have piggyback registration rights entitling them to have their shares included in future registrations by the Company, subject to certain restrictions. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of the shares.

  The holders of the Representative's Warrants have the right to require the Company to file a registration statement, commencing one year after the effectiveness of this Offering, to register the sale of the shares of Common Stock issuable upon exercise of the Representative's Warrants. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of the shares underlying Representative's Warrants.

  The Company has granted to David Ross piggyback registration rights entitling him to have the shares of Common Stock held by him, totalling 107,909 shares as of December 31, 1996, included in future registrations by the Company, subject to certain restrictions. Such registration rights expire with respect to any such shares that may be distributed to the public pursuant to Rule 144 within the succeeding six months without regard to the volume restrictions of Rule 144.

  These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financings. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse affect on the market price of the securities offered hereby.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

  The Transfer Agent and Registrar for the Company's Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company.

LISTING

  The Company has applied to list its Common Stock on the Nasdaq SmallCap Market under the trading symbol "OSMO" and on the Boston Stock Exchange under the trading symbol "OSX."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this Offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

  Upon completion of this Offering, assuming no exercise of options or warrants after January 31, 1997, the Company will have outstanding approximately 2,603,299 shares of Common Stock. Of these shares, the 1,125,000 shares sold in this Offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 1,478,299 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144, 144(k) or 701 under the Securities Act. Holders of approximately 1,363,572 shares have executed lock-up agreements providing that they will not directly or indirectly sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company until one year from the closing of this Offering without the prior written consent of the Representative. Additionally, a stockholder holding 107,909 shares of Common Stock has agreed to these restrictions for a period of one year from the closing of this Offering, except that 30,000 of his shares will not be so restricted following the closing of this Offering. The Representative has represented that it will not release any Bridge Shares before expiration of the lock-up period.

  As a result of the foregoing lock-up agreements and securities law restrictions, assuming no exercise of options or warrants after December 31, 1996, 30,000 shares of Common Stock other than the 1,125,000 shares offered hereby will be eligible for resale without restriction immediately after the effectiveness of this Offering pursuant to Rule 144 or Rule 144(k), 6,818 shares of Common Stock will be eligible for resale commencing in June 1997 pursuant to Rule 144, and approximately 1,441,481 additional shares of Common Stock will be eligible for resale, pursuant to either Rule 701 or Rule 144, beginning one year from the initial closing of this Offering.

  In general, under Rule 144 as it will be in effect commencing April 29, 1997, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which, assuming no exercise of options or warrants after December 31, 1996, will equal approximately 2,603,299 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with the holding period requirements of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Each holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

  Shortly after this Offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to certain outstanding options or reserved for issuance under the Incentive Plan or Directors Plan. Based upon the number of outstanding options and reserved shares as of December 31, 1996, such registration statement would cover approximately 622,000 shares. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately following the expiration of lock-up provisions. See "Risk Factors--Shares Eligible for Future Sale."

  Additional shares of Common Stock issuable upon the exercise of certain outstanding options and warrants will become eligible for public sale as a result of registration rights agreements with the Company or the Company otherwise agreeing to register such shares. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below, the Company has agreed to sell to the Underwriters for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), and the Underwriters have severally and not jointly agreed to purchase, the Shares set forth below.

                                                                     NUMBER OF
   UNDERWRITERS                                                       SHARES
   ------------                                                     -----------
   National Securities Corporation.................................
                                                                    -----------
       Total.......................................................
                                                                    ===========

  The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by their counsel and various other conditions. The nature of the Underwriters' obligations are such that they are committed to purchase all of the above Securities if any are purchased.

  The Company has been advised by the Representative that the Underwriters propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $        per share of Common Stock.
The Underwriters may allow, and such dealers may allow, a concession not in
excess of $     per share of Common Stock to certain other dealers. After this
Offering, the public offering price and concessions and discounts may be changed by the Representative. The Company has granted to the Underwriters an option exercisable during the 45-day period commencing on the date of this Prospectus to purchase from the Company, at the initial public offering price less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 168,750 Shares for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Shares proportionate to its initial commitment.

  The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Shares offered hereby.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Shares underwritten, of which $50,000 has been advanced.

  The Company has agreed to sell to the Representatives for $.0001 each the Representative's Warrants to purchase from the Company up to 112,500 Shares at an exercise price per Share equal to 120% of the initial public offering price per Share offered hereby. The Representative's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representative. The Representative's Warrants provide for adjustment in the exercise price of the Representative's Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. The

Representative's Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representative's Warrants.

  The offering prices set forth on the cover page of this Prospectus should not be considered indications of the actual values of the Common Stock. Such prices are subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at its public offering price.

  The Company, its officers and directors and other stockholders and option holders holding approximately 1,363,572 shares of Common Stock have agreed that for a period of 12 months following the closing of this Offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company (other than intra-family transfers or transfers to trust for estate planning purposes), without the Representative's consent. Additionally, a stockholder holding 107,909 shares of Common Stock has agreed to those restrictions for a period of 12 months following the closing of this Offering, except that 30,000 of his shares will not be so restricted after the closing of this Offering. These restrictions do not apply to (i) the issuance of shares of Common Stock upon the exercise of options and warrants outstanding prior to the sale of the Shares offered hereby, or (ii) the issuance of shares of Common Stock, pursuant to the Underwriters' over-allotment option. The Representative has represented that it will not release any Bridge Shares before expiration of the lock-up period.

  The Company has agreed that for a period of five years from the closing of the sale of the Shares offered hereby, it will nominate for election as a director a person designated by the Representative, and during such time as the Representative has not exercised such right, the Representative shall have the right to designate an observer, who shall be entitled to attend all meetings of the Board and receive all correspondence and communications sent by the Company to the members of the Board. The Representative has not yet identified to the Company the person who is to be nominated for election as a director or designated as an observer. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Board.

  The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Available Information."

 Determination of Offering Price

  Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price will be determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price will be the history and the prospects of the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the previous experience of the Company's executive officers and the general condition of the securities markets at the time of this Offering.

                                 LEGAL MATTERS

  The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California, and certain legal matters relating only to patent matters will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Camhy Karlinsky & Stein LLP, New York, New York.

                                    EXPERTS

  The balance sheets as of December 31, 1995 and 1996, and the statements of operations, stockholders' (deficit) equity, and cash flows for the years then ended, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement of which this Prospectus forms a part, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Denver, Colorado, a Registration Statement under the Securities Act with respect to the shares of Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

                              OSMOTICS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Arthur Andersen LLP, Independent Public Accountants.............. F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' (Deficit) Equity............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Osmotics Corporation:

  We have audited the accompanying balance sheets of OSMOTICS CORPORATION (a Colorado corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Osmotics Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Arthur Andersen LLP

Denver, Colorado,
January 31, 1997

                              OSMOTICS CORPORATION

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                         ----------------------
                                                           1995        1996
                                                         ---------  -----------
                        ASSETS
CURRENT ASSETS:
  Cash.................................................  $  37,352  $    90,930
  Trade accounts receivable, net of allowance for
   doubtful accounts of $0 and $15,000, respectively...     50,343      478,306
  Inventory, net of reserve for obsolesence of $0 and
   $15,000, respectively...............................    183,694      234,113
  Prepaid expenses.....................................      8,293       65,247
                                                         ---------  -----------
    Total current assets...............................    279,682      868,596
                                                         ---------  -----------
PROPERTY AND EQUIPMENT, at cost:
  Furniture, fixtures and equipment....................     12,217      105,490
  Less: Accumulated depreciation.......................     (6,593)     (22,580)
                                                         ---------  -----------
  Property and equipment, net..........................      5,624       82,910
                                                         ---------  -----------
OTHER ASSETS, net of accumulated amortization of $6,112
 and $150, respectively................................      5,467       15,940
                                                         ---------  -----------
DEFERRED INITIAL PUBLIC OFFERING COSTS.................        --       404,347
                                                         ---------  -----------
  Total assets.........................................  $ 290,773  $ 1,371,793
                                                         =========  ===========
                    LIABILITIES AND
            STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $ 213,573  $   281,370
  Accrued initial public offering costs................        --       365,811
  Accrued compensation and other accrued liabilities...    150,437      275,648
  Deferred revenue and product warranties..............        --       141,130
  Bridge financing, net of unamortized discount of
   $90,000.............................................        --       660,000
  Current portion of notes payable.....................    193,948      128,500
  Current portion of capital leases payable............        --        16,470
                                                         ---------  -----------
  Total current liabilities............................    557,958    1,868,929
                                                         ---------  -----------
LONG-TERM LIABILITIES:
  Notes payable, net of current portion................      5,653          --
  Capital leases payable...............................        --        38,601
                                                         ---------  -----------
  Total long-term liabilities..........................      5,653       38,601
                                                         ---------  -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIT) EQUITY:
  Common stock, no par value, 6,000,000 shares autho-
   rized, 1,153,770 and 1,478,299 shares issued and
   outstanding at December 31, 1995 and 1996, respec-
   tively..............................................   609,414    1,815,839
  Warrants.............................................     7,935      381,078
  Accumulated deficit..................................  (890,187)  (2,732,654)
                                                        ---------  -----------
  Total stockholders' (deficit) equity.................  (272,838)    (535,737)
                                                        ---------  -----------
  Total liabilities and stockholders' (deficit) equity. $ 290,773  $ 1,371,793
                                                        =========  ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              OSMOTICS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                          1995        1996
                                                        ---------  -----------
REVENUES............................................... $ 328,465  $ 1,254,800
COST OF PRODUCTS SOLD..................................   160,000      435,201
                                                        ---------  -----------
GROSS PROFIT...........................................   168,465      819,599
OPERATING EXPENSES:
  General and administrative...........................   292,742      541,600
  Selling and marketing................................   600,087    1,587,765
  Production management................................    66,059       90,889
                                                        ---------  -----------
LOSS FROM OPERATIONS...................................  (790,423)  (1,400,655)
OTHER INCOME (EXPENSE):
  Interest expense.....................................   (20,285)    (443,480)
  Other income (expense), net..........................       --         1,668
                                                        ---------  -----------
NET LOSS............................................... $(810,708) $(1,842,467)
                                                        =========  ===========
PER SHARE DATA (Note 2):
  Pro forma net loss per common and common equivalent
   share............................................... $   (0.68) $     (1.27)
                                                        =========  ===========
  Shares used in computing pro forma net loss per
   common and common equivalent share.................. 1,186,733    1,446,012
                                                        =========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                             OSMOTICS CORPORATION

                 STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY


                              COMMON STOCK         WARRANTS
                          -------------------- ------------------  ACCUMULATED
                           SHARES     AMOUNT   SHARES     AMOUNT     DEFICIT
                          --------- ---------- -------   --------  -----------
BALANCES, December 31,
 1994...................    836,362 $   25,000  34,403   $  3,187  $   (79,479)
Common stock issued for
 cash at $.74 per share
 in January 1995........     68,181     50,000     --         --           --
Common stock issued for
 services in February,
 April and June 1995, at
 $1.10 per share........     11,363     12,501     --         --           --
Stock options exercised
 in April 1995 at $1.10
 per share..............     45,454     50,000     --         --           --
Common stock issued for
 cash at $1.10 per share
 in June and July 1995..     45,454     50,000     --         --           --
Warrants issued to
 lenders for purchase of
 common stock at $1.10
 per share..............        --         --   61,360      4,748          --
Private placement of
 common stock for cash
 at $3.19 per share, net
 of offering costs of
 $46,879................    146,956    421,913     --         --           --
Net loss................        --         --      --         --      (810,708)
                          --------- ---------- -------   --------  -----------
BALANCES, December 31,
 1995...................  1,153,770    609,414  95,763      7,935     (890,187)
Private placement of
 common stock for cash
 at $3.19 per share, net
 of offering costs of
 $26,631................     92,569    268,665     --         --           --
Common stock issued for
 services--
 In April 1996, at $3.19
  per share.............     15,673     50,000     --         --           --
 In June 1996, at $4.40
  per share.............      2,045      9,000     --         --           --
 In July 1996, at $4.40
  per share.............        409      1,800     --         --           --
Private placement of
 common stock for cash
 at $4.40 per share, net
 of offering costs of
 $48,800................    121,106    484,200     --         --           --
Warrants issued in
 connection with Bridge
 Financing..............        --         --   93,750 *  375,000          --
Exercise of warrants
 issued to lenders at
 $1.10 per share in July
 1996...................     22,727     26,857 (22,727)    (1,857)         --
Private placement of
 common stock for cash
 at $5.94 per share, net
 of offering costs of
 $49,897................     70,000    365,903     --         --           --
Net loss................        --         --      --         --    (1,842,467)
                          --------- ---------- -------   --------  -----------
BALANCES, December 31,
 1996...................  1,478,299 $1,815,839 166,786   $381,078  $(2,732,654)
                          ========= ========== =======   ========  ===========

--------
* The estimated number of shares of common stock issuable upon exercise of these warrants will be determined by the Company's initial public offering price per share of common stock, which is assumed to be $8.00 per share (see Notes 1 and 11).

 The accompanying notes to financial statements are an integral part of these statements.

                              OSMOTICS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                       ----------------------
                                                         1995        1996
                                                       ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................ $(810,708) $(1,842,467)
  Adjustments--
    Depreciation and amortization.....................    16,360       79,332
    Amortization of debt discount (Note 4)............       --       285,000
    Common stock issued for services..................    12,501       10,800
    Provision for bad debt............................       --        15,000
    Inventory reserve.................................       --        15,000
    Changes in--
      Accounts receivable.............................   (50,343)    (442,963)
      Inventory.......................................  (183,694)     (65,419)
      Prepaid expenses and other assets...............    (8,070)     (56,956)
      Accounts payable and accrued liabilities........   288,873      193,853
      Deferred revenue................................       --       141,130
                                                       ---------  -----------
        Net cash flows from operating activities......  (735,081)  (1,667,690)
                                                       ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................   (12,217)     (12,535)
  Other assets........................................      (750)      (8,373)
                                                       ---------  -----------
      Net cash flows from investing activities........   (12,967)     (20,908)
                                                       ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..............   618,792    1,269,096
  Proceeds from issuance of notes payable and war-
   rants..............................................   135,000       21,000
  Proceeds from Bridge Financing......................       --       750,000
  Payments on notes payable...........................       --       (96,448)
  Stock issuance costs................................       --      (111,805)
  Debt issuance costs.................................       --       (64,000)
  Payments on capital leases..........................       --       (25,667)
                                                       ---------  -----------
        Net cash flows from financing activities......   753,792    1,742,176
                                                       ---------  -----------
NET INCREASE IN CASH..................................     5,744       53,578
CASH, beginning of period.............................    31,608       37,352
                                                       ---------  -----------
CASH, end of period................................... $  37,352  $    90,930
                                                       =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.............................. $     --   $    22,467
                                                       =========  ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Property purchased under capital leases............. $     --   $    80,738
  Discount of notes payable equal to warrants issued
   to lenders.........................................     4,748      375,000
  Common stock issued for--
    Stock offering costs..............................    36,479       13,521
  Accrued liabilities for--
    Stock offering costs..............................    10,400          --
    Deferred initial public offering costs............       --       365,811

  The accompanying notes to financial statements are an integral part of these statements.

                             OSMOTICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS RISKS

  Osmotics Corporation (the "Company") develops and markets cosmetics skin care products, including products using the Company's transdermal delivery method. Its products are currently produced, based on Company specifications, by independent contract manufacturers.

  The Company was initially incorporated in the state of Colorado on August 18, 1993 as Porter Skinsystems, Ltd., and was subsequently renamed Osmotics Corp. on November 1, 1993. On April 19, 1996, the Company was renamed Osmotics Corporation. The Company intends to reincorporate in the state of Delaware prior to the effective date of its initial public offering (Note 11). The Company's corporate office is located in Denver, Colorado and its customers are primarily located in the United States, England and France.

  The Company began shipping its first product in April 1995 and has a limited operating history. It has incurred losses and negative cash flow from operations since its inception. The success of future operating results will depend on many factors, including market acceptance and demand for the Company's products, the intensity of future product and price competition experienced, effective expansion of its sales force and distribution channels, its ability to control costs and manage growth, and general economic conditions. There can be no assurance that the Company will ever generate significant revenues or achieve or sustain profitability. The Company's revenues to date have been principally derived from four customers (Note 9), the loss of which would have a material adverse effect on the Company's results of operations and financial condition. During the period of time required to achieve profitable operations, the Company will require additional financing which may not be available.

  The Company's capital requirements to date have been provided through private placements of common stock (Note 3), notes payable and the Bridge Financing (Note 4). At December 31, 1996, the Company's current liabilities exceeded its current assets by approximately $1 million. The Company needs additional funding to continue its operations through the remainder of 1997. Consequently, there is substantial doubt as to the ability of the Company to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The Company plans to file a registration statement and sell shares of its common stock in an initial public offering (the "Offering") during the first quarter of 1997 (Note 11). If the Offering is delayed or suspended, other financing sources will be needed. The Company currently has no commitments for such alternative financing and has no assurance it would be available.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventory

  Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost includes the purchase price of components and amounts due to contract manufacturers based on items produced for the Company. Inventories consist principally of raw materials and purchased components. Finished products are generally shipped upon completion of production.

 Property and Equipment

  Property and equipment are stated at cost and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Depreciation expense for the years ended December 31, 1995 and 1996 was $6,593 and $20,063, respectively. Maintenance and repairs are expensed as incurred and improvements are capitalized.

                             OSMOTICS CORPORATION

Earnings Per Share

  Earnings per share is computed using the weighted average number of common and common equivalent shares outstanding for each period. Common equivalent shares include stock options and warrants to purchase the Company's common stock. Pursuant to Securities and Exchange Commission Accounting Staff Bulletin No. 83, common and common equivalent shares issued during the twelve months immediately preceding the Company's initial public offering filing date have been included in the calculation of common and common equivalent shares, regardless of whether their inclusion is dilutive, using the treasury stock method and the anticipated public offering price as if they were outstanding for all periods. Common stock equivalents, excluding those issued within twelve months immediately preceding the Company's initial public offering filing date, are excluded for loss periods because their inclusion would be anti-dilutive (i.e., it would reduce the reported loss per share).

Revenue Recognition

  Revenues are recognized upon shipment of products to customers. The Company may accept product returns in its discretion, but retailers are not granted the right to return unsold products. Generally, returns accepted by the Company represent products returned to retailers by consumers and the Company provides an allowance for such estimated returns which is included in deferred revenue and product warranties. Certain customers have full rights to return unsold products. These shipments are treated as consignments and related revenue is deferred until the products are sold by the consignees to consumers. As of December 31, 1996, deferred revenue and product warranties is comprised of $80,000 related to sales treated as consignments and $61,130 of allowance for estimated product warranty and returns.

Credit Risk/Foreign Currency Risk/Off-Balance-Sheet Risk

  The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company's principal customers (Note 9) accounted for 87% and 68% of the Company's accounts receivable as of December 31, 1995 and 1996, respectively.

  Transactions denominated in currencies other than U. S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translation) or realized (upon settlement of the transactions). Certain sales during 1996 were denominated in foreign currencies; however, no significant foreign exchange gains or losses were incurred.

  The Company has no significant financial instruments with off-balance-sheet risk of accounting loss such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Fair Value of Financial Instruments

  The Company's financial instruments consist of cash, short-term trade receivables and payables and notes and capital leases payable. The carrying values of cash and short-term trade receivables and payables approximate fair value. The fair value of notes and capital leases payable is estimated based on current rates available for similarly secured debt with similar maturities, and at December 31, 1996, approximates the carrying value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                             OSMOTICS CORPORATION

 Income Taxes

  The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities are recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note
8).

(3) STOCKHOLDERS' (DEFICIT) EQUITY

  The Board of Directors intends to approve the reincorporation of the Company in the state of Delaware, which is expected to be consummated before the effectiveness of the Offering. The reincorporation will result in a change in the authorized capital stock of the Company to 15,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. The reincorporation will be effected through a merger with an effective exchange ratio of 2.2 shares of common stock of the Colorado corporation for one share of common stock of the Delaware corporation. All share and per share amounts included in the accompanying financial statements and notes for all periods presented have been retroactively adjusted to reflect the stock exchange.

  Effective August 30, 1994, the Company issued 90,909 shares of common stock to Dermal Technologies in consideration for certain services provided to the Company and the Company recorded $20,000 of expense relating to these services. Under the terms of a related agreement, Dermal Technologies is entitled to receive a 1% royalty on all sales of Antioxidant Skin Care Derms. The term of the royalty agreement terminates on the effective date of an initial public offering.

  Pursuant to a private placement memorandum dated August 1, 1995, the Company issued 146,956 and 92,569 shares of common stock in exchange for cash of $468,792 and $295,296 during 1995 and 1996, respectively.

  Pursuant to a March 30, 1996 private placement memorandum, the Company authorized the issuance of up to 227,272 shares of common stock at $4.40 per share. As of December 31, 1996, the Company had received cash proceeds of $533,000 in connection with the issuances of 121,106 shares of common stock.

  In November and December 1996, the Company sold a total of 70,000 shares of common stock in a private placement transaction, in reliance on Regulation S of the Securities Act, to investors at $5.94 per share. Proceeds to the Company, net of placement fees were $365,903.

  Effective February 1, 1996, the Company entered into a six month agreement with a consultant to provide consulting services to the Company in exchange for a monthly fee comprised of shares of common stock valued at $1,800 and $1,800 in cash each month over the term of the agreement. The Company recorded the shares of common stock based on their market value at the date of issuance to the consultant. As of December 31, 1996, the Company has issued 2,454 shares of the Company's common stock for $4.40 per share related to this transaction, and the Company recognized the related $21,600 of consulting fees in general and administrative expense in the accompanying 1996 statement of operations.

                             OSMOTICS CORPORATION

 Stock Options

  At various dates since inception, the Company's Board of Directors has granted "nonqualified" stock options, as defined by the Internal Revenue Code and related regulations, to purchase shares of the Company's common stock to officers, employees, directors and consultants.

  In February 1997, the Board of Directors adopted the 1997 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan, which is expected to be approved by the stockholders, is administered by a committee of the Board of Directors (the "Committee") and becomes effective only upon the effective date of a registration statement for an initial public offering.

  The Incentive Plan provides that the Committee may award up to 300,000 shares of the Company's common stock in the form of nonqualified or incentive stock options or stock bonuses and the issuance of restricted stock by the Company to its employees, directors, consultants, independent contractors and advisers. Nonqualified stock options or restricted stock awards to purchase the Company's common stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of the fair market value for awards to more than 10% stockholders. Options granted under the Incentive Plan may have a term of up to 10 years. The Incentive Plan will terminate in February 2007, unless terminated earlier in accordance with its provisions.

  In February 1997, the Board of Directors adopted the 1997 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 50,000 shares of Common Stock for issuance thereunder. The Directors Plan is expected to be approved by the stockholders and becomes effective only upon the effective date of a registration statement for an initial public offering. Members of the Board of Directors who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board of Directors on or after the date that the Directors Plan becomes effective will automatically be granted an option to acquire 15,000 shares on the date such director first becomes a director. At each annual meeting of stockholders of the Company, each eligible director will automatically be granted an additional option to purchase 1,000 shares if such director has served continually as a member of the Board since the date of grant of such director's initial option, or if such director did not receive an initial option, such director has served continuously as a member of the Board of Directors since the Directors Plan became effective. All options issued under the Directors Plan will vest as to one-forty-eighth of the shares subject to the option per month after the date of grant, provided the optionee continues as a member of the Board of Directors or as a consultant of the Company. The exercise price of all options granted under the Directors Plan will be the fair market value of the common stock on the date of grant.

                             OSMOTICS CORPORATION

 Statement of Financial Accounting Standards No. 123 ("SFAS 123")

  SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1995 and 1996, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                             1995       1996
                                                           ---------  ---------
      Risk-free interest rate.............................       6.6%       5.5%
      Expected dividend yield.............................         0%         0%
      Expected lives outstanding                           3.0 years  2.0 years
      Expected volatility.................................     19.46%     19.46%

  To estimate lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested and the Company has completed an initial public offering of its common stock. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's common stock is not yet publicly traded, the expected market volatility was based on an approximation of the volatility of the NASDAQ index for 1996. Actual volatility of the Company's common stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

  The total fair value of options granted was computed to be approximately $45,053 and $79,356 for the years ended December 31, 1995 and 1996, respectively. These amounts are amortized ratably over the vesting periods of the options or recognized at date of grant if no vesting period is required. Pro forma stock-based compensation, net of the effect of forfeitures, was $36,284 and $78,346 for 1995 and 1996, respectively.

  If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

                                                          1995                         1996
                                                        --------                    ----------
      Net loss:           As reported                   $810,708                    $1,842,467
                          Pro forma                     $846,992                    $1,920,813
      EPS:                As reported                     $(0.68)                       $(1.27)
                          Pro forma                       $(0.71)                       $(1.33)

  Weighted average shares used to calculate pro forma net loss per share were determined as described in Note 2, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

  Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                             OSMOTICS CORPORATION

  A summary of stock options as of December 31, 1995 and 1996 and changes during the years then ended is presented below:

                                                   1995              1996
                                             ----------------- -----------------
                                                      WEIGHTED          WEIGHTED
                                                      AVERAGE           AVERAGE
                                                      EXERCISE          EXERCISE
                                             SHARES    PRICE   SHARES    PRICE
                                             -------  -------- -------  --------
     Outstanding at beginning of year......  118,181   $ .55   169,894   $1.08
       Granted.............................  120,409   $1.72   103,060   $4.64
       Canceled............................  (23,242)  $1.10      (954)  $3.19
       Exercised...........................  (45,454)  $1.10        --      --
                                             -------           -------
     Outstanding at end of year............  169,894   $1.08   272,000   $2.42
                                             =======           =======
     Weighted average fair value of options
      granted..............................  $  .374           $   .77
                                             =======           =======

  The following table summarizes information about the options outstanding at December 31, 1996:

                                      OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                -------------------------------- --------------------
                                             WEIGHTED
                                              AVERAGE   WEIGHTED             WEIGHTED
                                  NUMBER     REMAINING  AVERAGE    NUMBER    AVERAGE
                                OUTSTANDING CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
     RANGE OF EXERCISE PRICES   AT 12/31/96    LIFE      PRICE   AT 12/31/96  PRICE
     ------------------------   ----------- ----------- -------- ----------- --------
     $.22....................      72,727    7.1 years   $ .22      72,727    $ .22
     $1.10...................      68,181    8.0 years   $1.10      68,182    $1.10
     $3.19-$5.94.............     131,092    9.8 years   $4.66      77,515    $2.55
                                  -------                          -------
     $.22-$5.94..............     272,000    8.3 years   $2.42     218,424    $1.91
                                  =======                          =======

 Summary of Potentially Dilutive Securities Outstanding

  In addition to the options described above, the Company has issued certain warrants for the purchase of common stock described elsewhere herein. A summary of these potentially dilutive securities outstanding as of December 31, 1996 (and subsequently, as indicated) follows:

                                                           NUMBER    EXERCISE
                                                          OF SHARES   PRICE
                                                          --------- ----------
   Outstanding stock options per above..................   272,000  $.22-$5.40
   Warrants issued to lenders (Note 4)..................    73,036  $     1.10
   Bridge Warrants (Note 4).............................    93,750* $     .022
   Additional issuances subsequent to December 31, 1996:
     Bridge Warrants issued in January 1997 (Note 4)....    25,000* $     .022
     Options to be granted in connection with employment
      agreements
      effective upon closing of the Offering (Note 11)..   150,000  $    8.80 **

--------
 * The estimated number of shares of common stock issuable upon exercise of these warrants will be determined by the Company's initial public offering price per share of common stock, which is assumed to be $8.00 per share.

** 110% of assumed initial public offering price of $8.00 per share.

                             OSMOTICS CORPORATION

(4) BRIDGE FINANCING AND NOTES PAYABLE

  During 1996, the Company entered into certain agreements ("Bridge Financing") with individual investors (the "Bridge Investors") to obtain bridge loans ("Bridge Notes") in the principal amount of $750,000. The Company received $500,000 of proceeds from the Bridge Financings in July 1996 and had additional closings totaling $250,000 in October through December 1996 (Note
7) for an aggregate principal balance of $750,000 as of December 31, 1996. The Company issued additional Bridge Notes in the aggregate principal amount of $200,000 in January 1997, increasing the aggregate principal balance of the Bridge Notes to $950,000 as of January 31, 1997. Each Bridge Note bears interest at 12% per annum until six months following its issuance, and 15% per annum thereafter, until maturity. Principal and interest under each Bridge
Note is due in four equal quarterly installments beginning nine months following its issuance, unless an initial public offering becomes effective before that date, at which time principal will be due five days after receiving funds from the initial public offering. The Bridge Notes are secured by a security interest, granted to a representative of the Bridge Investors, in substantially all of the assets of the Company, including its intellectual property. In connection with the Bridge Notes, the Company granted warrants (the "Bridge Warrants") to purchase shares of the Company's common stock. The Bridge Warrants entitle the holder to acquire for total consideration of $.022 per Bridge Warrant a number of shares of common stock equal to the principal amount of the holder's Bridge Notes ($750,000 and $950,000 as of December 31, 1996 and January 31, 1997, respectively, in the aggregate) divided by the initial public offering price of one share of common stock. If an offering is not consummated before one year following the date a Bridge Warrant is issued, then such Bridge Warrant will entitle the holder to acquire a number of shares of common stock equal to the principal amount of the holder's Bridge Note divided by $4.40 per share. The warrants relating to the original Bridge Financing of $500,000 are exercisable immediately following such time as the number of shares for which they are exercisable may be determined with certainty. The warrants relating to the additional Bridge Financings in July 1996 through January 1997 of $450,000, are not exercisable until one year following the effective date of the Offering. In addition, under the terms of the Bridge Financing, the Company has paid a placement fee and legal costs of $72,500, which has been recorded as deferred debt issuance costs and is being amortized to interest expense over the life of the notes.

  The Company has accounted for the Bridge financing as a borrowing and a sale of equity securities (i.e., the warrants). The $750,000 and $950,000 as of December 31, 1996 and January 31, 1997, respectively, gross proceeds were allocated between the debt and the warrants based on their relative fair values at the date of issuance. Because of the nominal exercise price of the warrants, the fair value of the warrants was estimated to approximate the fair value of the underlying common stock (i.e., $750,000 in the aggregate). The fair value of the debt is its principal amount of $750,000. Consequently, the debt was recorded at an initial discounted amount of $375,000 and $475,000 as of December 31, 1996 and January 31, 1997, respectively, and the discount is being amortized to interest expense ($285,000 for the year ended December 31, 1996) over the term of the borrowing. As the Bridge Notes will be repaid out of a portion of the net proceeds of the Offering, the Company will expense any remaining unamortized discount in the quarter in which the Offering is consummated. The warrants were recorded at $375,000 and $475,000 as of December 31, 1996 and January 31, 1997, respectively. The $62,000 placement fee was treated as deferred debt expense and is being amortized to interest expense over the life of the borrowings.

  If the Company does not repay each Bridge Note within six months following its issuance, then that Bridge Note allows for extended payment terms. If the Company defaults in the payment of any of these installments, then holders of approximately 884,074 shares of common stock have agreed to vote their shares in favor of the directors designated by a representative of the Bridge Investors, and the Company has agreed in certain circumstances to cause additional shares to become subject to the voting agreement so that the representative of the Bridge Investors can elect a majority of the directors of the Company.

                             OSMOTICS CORPORATION

  During 1994 and 1995, the Company borrowed $203,949 from individual investors (the "Notes"). In connection with the issuance of the Notes, the investors received warrants to purchase 95,763 shares of the Company's common stock exercisable at $1.10 per share. The warrants expire at the earlier of five years from the date of the Notes or the effective date of an initial public offering. The warrants were valued at their estimated fair value of $7,935 and this amount is reflected in stockholders' equity and as a discount of the notes payable. The discount is being amortized as interest expense ($3,505 and $4,348 for the years ended December 31, 1995 and 1996, respectively) over the term of the Notes. The Notes are due at various dates through January 1997, or upon a public offering of the Company's common stock. The Notes bear interest at 10% per annum and are collateralized by a pledge of certain equity securities owned by the Company's president. During 1996, two lenders exercised such warrants to purchase 22,727 shares of common stock and the Company repaid three of the Notes totaling $96,448.

  In November 1996, the Company entered into an unsecured promissory note with a shareholder of the Company to borrow up to $30,000 to fund additional infomercial costs (Note 6). As of December 31, 1996, the Company had drawn approximately $21,000 on this note. The note bears interest at 10% per annum and it matures at the earliest of (i) November 1, 1997, (ii) five business days following the closing of a qualified initial public offering, (iii) five business days following the closing of a funding whereby the Company receives gross proceeds of $2,000,000, or (iv) on the dissolution or winding up of the Company.

  The aggregate maturities of the Bridge Financing and the notes payable as of December 31, 1996 are as follows:

      1997............................................................. $788,500
                                                                        --------
                                                                        $788,500
                                                                        ========

(5) CAPITAL LEASES

  During 1996, the Company financed certain office furniture and equipment through capital leases totaling $80,738.

  The following is a schedule of future minimum lease payments under capital leases, together with the present value of net minimum lease payments, as of December 31, 1996:

      1997............................................................ $ 21,374
      1998............................................................   21,031
      1999............................................................   14,032
      2000............................................................    8,382
      2001............................................................       --
      Thereafter......................................................       --
      Less: interest..................................................   (9,748)
                                                                       --------
      Present value of future minimum lease payments..................   55,071
      Less: current portion...........................................  (16,470)
                                                                       --------
      Capital lease obligations, long-term............................ $ 38,601
                                                                       ========

                             OSMOTICS CORPORATION

(6) LICENSE AND DISTRIBUTION AGREEMENTS

 Infomercial

  In March 1996, the Company and VideOne Marketing, Inc. ("VideOne") entered into an Infomercial Production and Product Management Agreement (the "VideOne Agreement") to produce a Wrinkle Patch infomercial. Additionally, pursuant to the VideOne Agreement VideOne has the exclusive right worldwide, subject to certain exceptions, (i) to manage the direct response marketing and airing of the infomercial and (ii) to distribute The Wrinkle Patch, including updates and revisions, in certain direct response media categories.

  In connection with an agreement with a shareholder of the Company, the shareholder will pay VideOne for the set-up and production costs totaling $98,898 in consideration for certain future royalties based solely on future sales of Company products by VideOne.

 Distribution Agreements

  In March 1996, the Company entered into a distribution agreement with an individual shareholder, whereby this individual has exclusive rights to market, sell and distribute all products manufactured by the Company in a defined territory. At the time of entering such agreement, this individual held 45,454 shares of the Company's common stock, which this individual continues to hold. The distribution agreement expires on December 31, 2001, with an option to extend for two additional five-year periods. The distribution agreement is subject to earlier termination if this individual fails to meet certain performance standards set forth in the agreement.

  In May 1996, the Company entered into a distribution agreement with a third party whereby the third party has the exclusive right to market, sell and distribute all skin care products manufactured by the Company under the brand name Spa-Sante to professional beauty establishments, including spas and beauty salons, located in North America, Central America, Europe, the Middle East and Africa. The third party distributor will market, sell and distribute the products on behalf of the Company and retain a percentage of the selling price of the products sold. Beginning in 1997, the third party has agreed to pay all costs of sales. This agreement terminates in July 2001, and is renewable at the third party distributor's election for two successive five-year periods. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain performance goals.

  In January 1997, the Company entered into a distribution agreement with a third party whereby the third party has the exclusive right to market and sell in France cosmetic products manufactured by the Company. The agreement terminates in January 2000, and is renewable for additional periods of three years each. The agreement is subject to earlier termination if the third party fails to meet certain performance standards set forth in the agreement.

 Licensing

  The Company has agreed to supply on a non-exclusive basis to a third party skin patches for inclusion in products to be sold by the third party under its own label in all countries, other than countries located in the Pacific Rim. The third party has agreed not to market and sell such products in the upscale market (which is defined in the contract), and the Company has agreed not to sell skin patches under the Osmotics trademark except in the up-scale market. This agreement terminates in January 2002, and is renewable for successive five-year periods unless either party elects otherwise.

                             OSMOTICS CORPORATION

(7) COMMITMENTS AND CONTINGENCIES

  During 1995 and 1996, the Company sold common stock to several investors in private placement transactions. In certain states in which securities were sold, the Company may not have complied with all applicable requirements in order to satisfy the exemptions from the registration or qualification requirements in those states. Pursuant to the provisions of applicable state laws, the Company delivered to certain stockholders, none of whom is affiliated with the Company or any of its directors or officers, offers to repurchase the shares they acquired, and under the laws of such states the failure to accept such offers made in compliance with such state laws within certain time periods (generally, 30 days from receipt of such offer) terminates such purchasers' rescission rights under such state laws. All of those stockholders have declined in writing the Company's offer to repurchase their shares. As a result, the Company believes that the stockholders no longer have rescission rights under such state laws respecting their shares.

  From October through December 1996, in additional closings of the Bridge Financing, the Company issued Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants to purchase an estimated approximately 31,250 shares of Common Stock. Such issuances may not have complied with all applicable requirements to satisfy exemptions from the registration or qualification requirements under securities laws of the United States and certain states in which those securities were issued, possibly entitling the purchasers of those securities to certain remedies, including rescission rights, and possibly subjecting the Company and its officers and directors to potential sanctions. The Bridge Notes will, however, be repaid in full at the closing of this Offering, and to date no purchaser has made a claim for rescission or other remedies. As a result, the Company believes that even if such transactions were found to have violated federal or state securities laws, such violations would not have a material adverse effect on the Company's business, operating results or financial condition, although there can be no assurances that this would be the case.

  In January 1997, the Company received a letter from VideOne Marketing, Inc. relating to the VideOne Agreement. The letter asserts, among other things, that the Company breached certain of VideOne's distribution rights and that the Company breached its obligations under the VideOne Agreement by failing to pay VideOne royalties that VideOne alleges are owed with respect to certain direct marketing sales of The Wrinkle Patch over certain television channels. The letter also asserts that a dispute exists concerning which party is obligated to pay for additional editing and production costs previously incurred and that are expected to be incurred in connection with further development of the infomercial. No complaint has been filed, and the Company is unable to predict whether a complaint will be filed in the future relating to the subject matter of the letter. The Company is investigating the allegations made in the letter and believes that, if a complaint is filed, it may have a number of defenses to any such claim. In addition, the Company is investigating whether it may have claims against VideOne relating to VideOne's performance under the VideOne Agreement. The Company and VideOne have met concerning the above matters, but to date no agreements have been reached and such matters remain unresolved. Although the Company believes that the matters raised in the letter will be resolved without material liability to the Company, there can be no assurance that this will be the case and, if VideOne were finally to prevail in its claims against the Company, such outcome could have a material adverse effect on the Company's business, operating results and financial condition.

  In April 1996, the Company entered into a lease for office space under a noncancelable lease agreement which expires in 1999. The Company had previously leased offices on a month-to-month basis. The Company also leases certain office equipment under lease agreements which terminate in 1999. Future minimum commitments under noncancelable leases in effect as of December 31, 1996 are as follows:

      Year ended December 31,
        1997........................................................... $ 45,428
        1998...........................................................   45,428
        1999...........................................................   37,856
                                                                        --------
                                                                        $128,712
                                                                        ========

                             OSMOTICS CORPORATION

  Rent expense for the years ended December 31, 1995 and 1996, was approximately $22,000 and $44,000, respectively.

  The Company and its cosmetic products are subject to regulation by the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC"), as well as various other federal, state and local authorities. Such regulation relates primarily to the ingredients, packaging, labeling, advertising and marketing of the Company's products. Failure to comply with FDA requirements in such matters can result in severe civil and criminal penalties, including seizure of product, injunction against production, distribution, sales, and prosecution. Cosmetics, in contrast to new drugs, do not require premarket notification to, or approval by, the FDA, but must be properly labeled and manufactured. The Company believes its products meet the statutory definition of cosmetics and are not currently drugs. The FTC oversees the advertising of cosmetic products, and prohibits false or misleading advertising. Management believes it has taken appropriate steps to monitor and assure compliance with material aspects of the above regulations. However, an assertion by the FDA, FTC or similar authority of noncompliance by the Company could have a material adverse effect on the Company's results of operations and financial condition.

  The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

(8) INCOME TAXES

  From its inception, the Company has generated losses for both financial reporting and tax purposes. The federal net operating loss carryforward is approximately $2,200,000 as of December 31, 1996. The deferred tax asset related to this benefit of approximately $814,000 has been fully offset by a valuation allowance, due to the Company's history of operating losses.

  The Company's net operating loss carryforwards expire at various dates through the year 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including changes in ownership interests.

(9) SIGNIFICANT CUSTOMERS

  Below is a listing of major customers, each of which comprised more than 10% of revenue:

                                                 FOR THE YEAR     FOR THE YEAR
                                                    ENDED            ENDED
                                                 DECEMBER 31,     DECEMBER 31,
                                                     1995             1996
                                               ---------------- ----------------
                                                AMOUNT  PERCENT  AMOUNT  PERCENT
                                               -------- ------- -------- -------
      Customer 1.............................. $288,639    88%  $467,606    37%
      Customer 2.............................. $ 38,855    12%  $204,181    16%
      Customer 3.............................. $     --    --%  $229,374    18%
      Customer 4.............................. $     --    --%  $134,925    11%

  The Company's sales within the United States were $328,465 and $850,374 for the years ended December 31, 1995 and 1996, respectively. The Company's sales to retailers in London, England and Paris, France were $0 and $404,426 for the years ended December 31, 1995 and 1996, respectively.

                             OSMOTICS CORPORATION

(10) ACCRUED COMPENSATION AND OTHER ACCRUED LIABILITIES

  The components of accrued compensation and other accrued liabilities are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1996
                                                              -------- --------
      Accrued consulting fees................................ $ 85,000 $121,000
      Accrued commissions and royalties......................   38,295   11,376
      Accrued interest.......................................   17,146   66,409
      Accrued payroll related items..........................    9,996   56,863
      Accrued audit fees.....................................       --   20,000
                                                              -------- --------
                                                              $150,437 $275,648
                                                              ======== ========

(11) SUBSEQUENT EVENTS

  In January 1997, the Board of Directors authorized management of the Company to resume the process, initiated in July 1996, of preparing a Registration Statement with the Securities and Exchange Commission for the Company's initial public offering. Once effective, the Registration Statement may permit the Company to sell shares of its common stock to the public. As of December 31, 1996, the balance sheet includes approximately $404,000 of deferred costs directly related to the Offering. The Company will also sell to the underwriter, upon closing of the offering, warrants to purchase shares of common stock at an exercise price equal to 120% of the initial public offering per share.

  In        1997, the Company entered into employment agreements with Steven and Francine Porter that are to become effective on the closing date of the Offering. The agreements provide for salaries of $150,000 and $125,000 to Steven and Francine Porter, respectively. Each agreement has a three year term. The agreements also provide for grants of stock options of 100,000 and 50,000 shares to Steven and Francine Porter, respectively, at an exercise price equal to 110% of the initial public offering price. On the effective date of the offering 25% of the options become exercisable and the balance of the shares vest at 25% at the end of each year thereafter. The agreements provide that upon termination of employment by the Company without cause, the respective officer is entitled to severance compensation for the lesser of 18 months or the remaining term of the employment agreement of his or her salary, payable at the same time as the salary payments would otherwise have been paid.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Capitalization............................................................   15
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   23
Management................................................................   34
Certain Transactions......................................................   39
Principal Stockholders....................................................   42
Description of Capital Stock..............................................   43
Shares Eligible for Future Sale...........................................   45
Underwriting..............................................................   47
Legal Matters.............................................................   48
Experts...................................................................   49
Additional Information....................................................   49
Index to Financial Statements.............................................  F-1

                                ---------------

  UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,125,000 SHARES
                                OF COMMON STOCK

                              [LOGO OF OSMOTICS]

                               -----------------

                                  PROSPECTUS

                               -----------------


                              NATIONAL SECURITIES
                                  CORPORATION


                                        , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on the records or books of account of the Registrant or on information supplied to him or her by officers of the Registrant in the course of their duties or on the advice of legal counsel for the Registrant or on information or records given or reports made to the Registrant by independent certified public accountants or appraisers or other experts.

  The Registrant has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims
(i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements, (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and related laws; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnity agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, the Delaware law, or otherwise.

  The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

  As authorized by the Registrant's Bylaws, the Registrant, with approval by the Registrant's Board of Directors, intends, after the offering, to seek to obtain directors and officers liability insurance.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                         EXHIBIT
   DOCUMENT                                                              NUMBER
   --------                                                              -------
   Underwriting Agreement...............................................   1.01
   Registrant's Certificate of Incorporation............................   3.01
   Registrant's Bylaws..................................................   3.02
   Form of Indemnity Agreement..........................................  10.05

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee, the Nasdaq SmallCap Market filing fee and the Boston Stock Exchange Fee.

   Securities and Exchange Commission registration fee................ $  3,681
   NASD filing fee....................................................    1,715
   Nasdaq SmallCap Market filing fee..................................    8,078
   Boston Stock Exchange listing fee..................................    7,500
   Accounting fees and expenses.......................................  150,000
   Legal fees and expenses............................................  375,000
   Printing fees and expenses.........................................  100,000
   Blue sky fees and expenses.........................................   50,000
   Transfer agent and registrar fees and expenses.....................    5,000
   Miscellaneous......................................................   49,026
                                                                       --------
       Total.......................................................... $750,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  The Common Stock, and options of the Registrant issued to stockholders of the Company, in connection with the reincorporation into Delaware were not deemed "sold" as a result of Rule 145(a)(2) promulgated under the Securities Act. The following table sets forth information regarding all securities sold by the Registrant's Colorado predecessor since inception.

                                                                      NUMBER  AGGREGATE
                                                                        OF    PURCHASE     FORM OF
  CLASS OF PURCHASERS         DATE OF SALE       TITLE OF SECURITIES  SHARES    PRICE   CONSIDERATION
  -------------------    ---------------------- --------------------- ------- --------- -------------
 7 Founders............. 08/18/93 and 04/29/94  Common Stock          740,907 Nominal   Past Services
 1 Technology Provider.. 08/30/94               Common Stock           90,909 $ 20,000  Property and
                                                                                        Past Services
 1 Investor............. 01/23/95               Common Stock           68,181   50,000  Cash
 1 Investor............. 04/11/95 and 04/30/95  Common Stock           45,454   50,000  Cash
 1 Investor............. 06/29/95 and 07/31/95  Common Stock           45,454   50,000  Cash
 9 Investors............ 11/23/94 thru 07/10/95 Notes and Warrants     95,763  204,169  Loans
19 Investors............ 08/01/95 thru 04/08/96 Common Stock          239,525  764,087  Cash
24 Investors............ 05/01/96 thru 06/30/96 Common Stock          121,106  533,000  Cash
 2 Consultants.......... 11/23/94 and 06/12/95  Common Stock           15,908   67,500  Past Services
 1 Consultant........... 04/04/96               Common Stock           15,673   49,999  Past Services
 1 Consultant........... 07/31/96               Common Stock            2,454    9,000  Past Services
 5 Investors............ 07/17/96               Notes and Warrants(1)  62,500 $500,000  Cash
 2 Investors............ 07/29/96               Common Stock           22,727 $ 25,000  Cash
                                                (Exercised Options)
 2 Investors............ 12/03/96               Common Stock           70,000 $415,800  Cash
10 Investors............ 10/31/96 thru 01/31/97 Notes and Warrants(1)  56,250 $450,000  Cash

-------
(1) Estimated number of shares issuable upon exercise of warrants to acquire shares of Common Stock. The number of shares issuable is based upon an initial public offering price per share of $8.00 for the Shares offered hereby. See "Capitalization."

  Between August 1993 and the date of this registration statement, the Company issued options to purchase a total of 340,181 shares of Common Stock, 272,000 of which were still outstanding on December 31, 1996, at exercise prices ranging from $.22 to $5.94 per share, to a limited number of employees and consultants. No consideration was paid to the Company by any recipient of any of the foregoing options for the grant of any such options. As of the date of this Prospectus, such options have been exercised to acquire a total of 45,454 shares of Common Stock.

  All sales of Common Stock made pursuant to the exercise of stock options granted under agreements with directors, officers, employees, consultants and others for services unrelated to financing transactions were made pursuant to an exemption from the registration requirements of the Securities Act afforded by either Section 4(2) or Rule 701 promulgated under the Securities Act. All other sales were made in reliance on Section 4(2) or Regulation S of the Securities Act. These latter sales were made without general solicitation or advertising. The purchasers were sophisticated investors who represented to the Registrant that the shares were being acquired for investment.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)The following exhibits are filed herewith:

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.01   Form of Underwriting Agreement.***
  2.01   Form of Agreement and Plan of Merger by and between the Registrant and
         Osmotics Corporation, a Colorado corporation.
  3.01   Registrant's Certificate of Incorporation.***
  3.02   Registrant's Bylaws.***
  4.01   Specimen Common Stock Certificate.
  4.02   Form of Representative's Warrant Agreement between National Securities
         Corporation and Registrant.***
  5.01   Opinion of Fenwick & West LLP regarding legality of the securities being issued.
 10.01   Registrant's 1997 Equity Incentive Plan.
 10.02   Registrant's 1997 Directors Stock Option Plan.
 10.03   Employment Agreement, dated as of     , 1997, between Registrant and
         Steven Porter.
 10.04   Employment Agreement, dated as of     , 1997, between Registrant and
         Francine Porter.
 10.05   Form of Indemnity Agreement to be entered into by Registrant with each of its directors and executive officers.***
 10.06   Subscription Agreement (and Consulting Agreement) dated as of January
         23, 1995, between Registrant and Marvin J. Rosenblum.***
 10.07   Distribution Agreement, dated as of March 19, 1996, between Registrant and Mikio Ogawa.**/***
 10.08   Distribution Agreement, dated as of May 24, 1996, between Registrant and The Global Group International.**/***
 10.09   Registration Rights Agreement dated July 17, 1996.***
 10.10   Assignment, dated April 17, 1995, by Steven Porter and Francine Porter to Registrant.
 10.11   Infomercial Production and Product Management Agreement, dated as of
         March 5, 1996, between Registrant and VideOne Marketing, Inc.**
 10.12   Sublease Agreement, dated April 9, 1996, between Registrant and
         Barrett Resources Corporation.
 10.13   Distributorship Agreement, dated as of January 1997, between
         Registrant and Fabel Paris.**/***
 10.14   Sole Source Private Label Agreement, dated as of January 1997, between
         Registrant and Fabel Paris.**/***
 23.01   Consent of Fenwick & West LLP.
 23.02   Consent of Arthur Andersen LLP, Independent Accountants.
 23.03   Consent of Davis, Graham & Stubbs LLP, PC.
 24.01   Power of Attorney.***

--------
  * To be supplied.
 ** Confidential Treatment Requested.
*** Previously filed.

ITEM 28. UNDERTAKINGS.

  The Registrant hereby undertakes the following:

    (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (3) For determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed as a new registration statement for the securities offered therein, and that offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  In accordance with to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on February 28, 1997.

                                          OSMOTICS CORPORATION


                                          By:  /s/ Steven S. Porter
                                             -----------------------------
                                             Steven S. Porter,
                                             President and Chief Executive
                                             Officer

  In accordance with the requirements of the Securities Act, this amendment to Registration Statement was signed by the following persons in the capacities and on the dates stated.

                NAME                             TITLE                    DATE
                ----                             -----                    ----
PRINCIPAL EXECUTIVE OFFICER:

        /s/ Steven S. Porter         President, Chief Executive    February 28, 1997
------------------------------------  Officer and Director
          Steven S. Porter


PRINCIPAL FINANCIAL OFFICER
 AND PRINCIPAL ACCOUNTING OFFICER:

          Thomas G. Wiley*           Chief Financial Officer       February 28, 1997
------------------------------------  and Director
          Thomas G. Wiley


ADDITIONAL DIRECTORS:

        Francine E. Porter*          Executive Vice President      February 28, 1997
------------------------------------  and Director
         Francine E. Porter

        Marvin J. Rosenblum*         Director                      February 28, 1997
------------------------------------
        Marvin J. Rosenblum

*By: /s/  Steven S. Porter
    --------------------------------
    Steven S. Porter,
    (Attorney-in-fact)

                                                                         ON
                                                                     SEQUENTIAL
 EXHIBIT                                                              NUMBERED
 NUMBER                        EXHIBIT TITLE                            PAGE
 -------                       -------------                         ----------
  1.01   Form of Underwriting Agreement.***
  2.01   Form of Agreement and Plan of Merger by and between the
         Registrant and Osmotics Corporation, a Colorado
         corporation.
  3.01   Registrant's Certificate of Incorporation.***
  3.02   Registrant's Bylaws.***
  4.01   Specimen Common Stock Certificate.
  4.02   Form of Representative's Warrant Agreement between
         National Securities Corporation and Registrant.***
  5.01   Opinion of Fenwick & West LLP regarding legality of the
         securities being issued.
 10.01   Registrant's 1997 Equity Incentive Plan.
 10.02   Registrant's 1997 Directors Stock Option Plan.
 10.03   Employment Agreement, dated as of     , 1997, between
         Registrant and Steven Porter.
 10.04   Employment Agreement, dated as of     , 1997, between
         Registrant and Francine Porter.
 10.05   Form of Indemnity Agreement to be entered into by
         Registrant with each of its directors and executive
         officers.***
 10.06   Subscription Agreement (and Consulting Agreement) dated
         as of January 23, 1995, between Registrant and Marvin J.
         Rosenblum.***
 10.07   Distribution Agreement, dated as of March 19, 1996,
         between Registrant and Mikio Ogawa.**/***
 10.08   Distribution Agreement, dated as of May 24, 1996, between
         Registrant and The Global Group International.**/***
 10.09   Registration Rights Agreement dated July 17, 1996.***
 10.10   Assignment, dated April 17, 1995, by Steven Porter and
         Francine Porter to Registrant.
 10.11   Infomercial Production and Product Management Agreement,
         dated as of March 5, 1996, between Registrant and VideOne
         Marketing, Inc.**
 10.12   Sublease Agreement, dated April 9, 1996, between
         Registrant and Barrett Resources Corporation.
 10.13   Distributorship Agreement, dated as of January 1997,
         between Registrant and Fabel Paris.**/***
 10.14   Sole Source Private Label Agreement, dated as of January
         1997, between Registrant and Fabel Paris.**/***
 23.01   Consent of Fenwick & West LLP.
 23.02   Consent of Arthur Andersen LLP, Independent Accountants.
 23.03   Consent of Davis, Graham & Stubbs LLP, PC.
 24.01   Power of Attorney.***

--------
  * To be supplied.
 ** Confidential Treatment Requested.
*** Previously filed.